                                                                     EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER


                                      among


                       MEDICIS PHARMACEUTICAL CORPORATION,
                             a Delaware corporation,


                                MPC MERGER CORP.,
                           a Delaware corporation, and


                            ASCENT PEDIATRICS, INC.,
                             a Delaware corporation

================================================================================

                                TABLE OF CONTENTS

                                                                                                          Page
ARTICLE I THE MERGER........................................................................................3
   SECTION 1.01.  The Merger................................................................................3
   SECTION 1.02.  Effective Time; Closing...................................................................3
   SECTION 1.03.  Effect of the Merger......................................................................3
   SECTION 1.04.  Certificate of Incorporation; Bylaws......................................................3
   SECTION 1.05.  Directors and Officers....................................................................4

ARTICLE II MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES...................................................4
   SECTION 2.01.  Merger Consideration......................................................................4
   SECTION 2.02.  Payment of Merger Consideration...........................................................5
   SECTION 2.03.  Additional Payments.......................................................................8
   SECTION 2.04.  Company Stock Options and Warrants.......................................................12
   SECTION 2.05.  Dissenting Shares........................................................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................14
   SECTION 3.01.  Organization and Qualification...........................................................15
   SECTION 3.02.  Certificate of Incorporation and Bylaws..................................................15
   SECTION 3.03.  Capitalization...........................................................................15
   SECTION 3.04.  Authority Relative to this Agreement.....................................................16
   SECTION 3.05.  Consents and Approvals; No Violations....................................................17
   SECTION 3.06.  Permits; Compliance......................................................................18
   SECTION 3.07.  Company SEC Reports......................................................................19
   SECTION 3.08.  Financial Statements.....................................................................19
   SECTION 3.09.  Absence of Undisclosed Liabilities.......................................................20
   SECTION 3.10.  Absence of Certain Changes or Events.....................................................21
   SECTION 3.11.  Absence of Litigation....................................................................21
   SECTION 3.12.  Employee Benefit Plans; Labor Matters....................................................21
   SECTION 3.13.  Contracts................................................................................24
   SECTION 3.14.  Environmental Matters....................................................................26
   SECTION 3.15.  Preclinical Testing and Clinical Trials..................................................26
   SECTION 3.16.  Intellectual Property....................................................................27
   SECTION 3.17.  Taxes....................................................................................29
   SECTION 3.18.  Assets...................................................................................31
   SECTION 3.19.  Certain Interests........................................................................31
   SECTION 3.20.  Insurance Policies.......................................................................31
   SECTION 3.21.  Brokers..................................................................................31
   SECTION 3.22.  Vote Required............................................................................31
   SECTION 3.23.  Takeover Restrictions....................................................................31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........................................32
   SECTION 4.01.  Organization and Qualification...........................................................33


   SECTION 4.02.  Certificate of Incorporation and Bylaws..................................................33
   SECTION 4.03.  Authority Relative to this Agreement.....................................................33
   SECTION 4.04.  Consents and Approvals; No Violations....................................................33
   SECTION 4.05.  Financing................................................................................35
   SECTION 4.06.  Ownership of Merger Sub; No Prior Activities.............................................35
   SECTION 4.07.  Brokers..................................................................................35
   SECTION 4.08.  Information Supplied.....................................................................35

ARTICLE V CONDUCT OF BUSINESSES PENDING THE MERGER.........................................................35
   SECTION 5.01.  Conduct of Business by the Company Pending the Merger....................................35

ARTICLE VI ADDITIONAL AGREEMENTS...........................................................................38
   SECTION 6.01.  Preparation of the Proxy Statement.......................................................38
   SECTION 6.02.  Company Stockholders' Meeting............................................................38
   SECTION 6.03.  Access to Information; Confidentiality; Transition.......................................38
   SECTION 6.04.  No Solicitation of Transactions..........................................................39
   SECTION 6.05.  Employee Benefits Matters................................................................41
   SECTION 6.06.  Further Action; Consents; Filings........................................................42
   SECTION 6.07.  Public Announcements.....................................................................42
   SECTION 6.08.  Expenses.................................................................................42
   SECTION 6.09.  Other Deductions.........................................................................43
   SECTION 6.10.  Company Notes............................................................................44
   SECTION 6.11.  Director and Officer Indemnification.....................................................44
   SECTION 6.12.  Notification of Certain Matters..........................................................44
   SECTION 6.13.  Pediatric Product Sales, Marketing and Development.......................................45
   SECTION 6.14.  Other Matters............................................................................45
   SECTION 6.15.  Voting Agreement.........................................................................46

ARTICLE VII CONDITIONS TO THE MERGER SECTION...............................................................46
   SECTION 7.01.  Conditions to the Obligations of Each Party..............................................46
   SECTION 7.02.  Conditions to the Obligations of Parent and Merger Sub...................................47
   SECTION 7.03.  Conditions to the Obligations of the Company.............................................48

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.............................................................48
   SECTION 8.01.  Termination..............................................................................48
   SECTION 8.02.  Notice of Termination; Effect of Termination.............................................50
   SECTION 8.03.  Extension; Waiver........................................................................51

ARTICLE IX RIGHT OF SETOFF.................................................................................51
   SECTION 9.01.  Survival of Representations, Warranties and Other Obligations............................51
   SECTION 9.02.  Right of Setoff Against the Contingent Payments..........................................51
   SECTION 9.03.  Procedure for Third Party Claims.........................................................53
   SECTION 9.04.  Calculation Representative...............................................................54

ARTICLE X GENERAL PROVISIONS...............................................................................55
   SECTION 10.01. Notices..................................................................................55
   SECTION 10.02. Certain Definitions......................................................................56

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

   SECTION 10.03. Separability.............................................................................67
   SECTION 10.04. Assignment...............................................................................67
   SECTION 10.05. No Third Party Beneficiaries.............................................................67
   SECTION 10.06. Incorporation of Exhibits................................................................67
   SECTION 10.07. Specific Performance.....................................................................67
   SECTION 10.08. Governing Law; Forum.....................................................................67
   SECTION 10.09. Headings.................................................................................67
   SECTION 10.10. Counterparts.............................................................................67
   SECTION 10.11. Entire Agreement.........................................................................67
   SECTION 10.12. Attorney's Fees..........................................................................68
   SECTION 10.13. Amendments and Supplements...............................................................68

Exhibit A            Example of Contingent Payment Calculations

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan Of Merger, dated as of October 1, 2001 (this "AGREEMENT"), is among Medicis Pharmaceutical Corporation, a Delaware corporation ("PARENT"), MPC Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"),and Ascent Pediatrics, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporations Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "MERGER");

         WHEREAS, the Boards of Directors of Parent, the Merger Sub and the Company have approved this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the "TRANSACTION");

         WHEREAS, each share of common stock of the Company, par value $.00004 per share (the "COMPANY COMMON STOCK"), is currently held by State Street Bank and Trust Company as depositary (the "DEPOSITARY") under that certain Depositary Agreement dated February 16, 1999, as amended, by and among the Company, the Depositary and Alpharma USPD, Inc. (the "DEPOSITARY AGREEMENT"). Each share of Company Common Stock is evidenced by a depositary share (each a "DEPOSITARY SHARE") which is represented by a depositary receipt (each a "DEPOSITARY RECEIPT" and each holder of a Depositary Share, a "DEPOSITARY HOLDER") and was subject to the right and option of the Company to purchase all outstanding shares of Company Common Stock (the "CALL OPTION"). The Company assigned the Call Option to Alpharma USPD, Inc. ("ALPHARMA") on July 23, 1999. Alpharma, in connection with that certain Termination Agreement dated December 29, 2000, by and among the Company, Alpharma, Alpharma, Inc., the Depositary and the Original Lenders (as defined therein) dated December 29, 2000 (the "TERMINATION AGREEMENT"), irrevocably and unconditionally agreed that it would not exercise the Call Option and that, at any time upon the request of the Company, it would deliver to the Company and the Depositary a Call Option Rejection Notice (as defined in the Depositary Agreement);

         WHEREAS, certain Depositary Holders of the Company own such number of Depositary Shares of the Company and certain stockholders own such number of shares of Series H Preferred Stock, par value $.01, of the Company (the "SERIES H PREFERRED STOCK," and, together with the Company Common Stock the "COMPANY STOCK"), as is set forth in SECTION 1.01 of the Company's Disclosure Schedule (such stockholders collectively being referred to herein as the "PRINCIPAL STOCKHOLDERS");

         WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement (a "VOTING AGREEMENT") with each of the Principal Stockholders, dated the date hereof;

                  WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the holders of the Series H Preferred Stock (the "SERIES H HOLDERS"), the holders (the "7.5% SUBORDINATED NOTE HOLDERS") of the 7.5% Subordinated Notes (as defined below), certain holders of the 8% Subordinated Notes (as defined below), the holders of the 7.5% Convertible Subordinated Notes (as defined below) and certain holders of the 8% Convertible Subordinated Notes (as defined below) (the 7.5% Subordinated Notes, 8% Subordinated Notes, 7.5% Convertible Subordinated Notes and 8% Convertible Subordinated Notes, collectively the "COMPANY NOTES" and such holders, collectively the "NOTE HOLDERS") and the holder (the "SERIES G WARRANT HOLDER") of Series G Warrants (such Series G Warrants owned and any additional Series G Warrants issued to the Series G Warrant Holder after the date hereof being referred to as the "SERIES G WARRANTS") issued pursuant to the Fifth Amendment of the May 1998 Securities Purchase Agreement (as defined in
SECTION 3.09(b)(ii) BELOW) have entered into an agreement (the "NOTE AGREEMENT") pursuant to which, among other things, (i) the 7.5% Subordinated Note Holders have agreed not to require the repayment of the 7.5% Subordinated Notes until the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement, and (C) the Drop Dead Date (as defined below); (ii) the 7.5% Subordinated Note Holders have agreed that if the Merger has not been consummated or the Agreement terminated prior to December 31, 2001, the Demand Date (as defined in the 7.5% Subordinated Notes) shall automatically be extended from December 31, 2001 to the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement and (C) the Drop Dead Date;
(iii) the Series H Holders have agreed not to cause the Company to redeem the Series H Preferred Stock prior to the earliest to occur of (A) the consummation of the Merger, (B) the termination of the Merger Agreement and (C) the Drop Dead Date; (iv) the Note Holders have agreed not to convert any of the Notes into equity securities of the Company; and (v) the Series G Warrant Holder has agreed that all unexercised Series G Warrants held by the Series G Warrant Holder at the Effective Time will terminate immediately prior to the consummation of the Merger;

                  WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement with each of the Principal Stockholders and each of certain other holders of Company Stock (the "OTHER HOLDERS") pursuant to which, among other things, each Principal Stockholder and Other Holder has agreed to be bound by SECTIONS 2.03 and 9.04 hereof (the "EXCLUSIVE REMEDY AGREEMENT"); and

                  WHEREAS, certain capitalized terms used in this Agreement are defined in SECTION 10.02 of this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, including without limitation Article VII, and in accordance with the DGCL, at the Effective Time (as defined in SECTION 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

         SECTION 1.02. EFFECTIVE TIME; CLOSING. As promptly as practicable, and in any event within three Business Days, following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed upon by each of the parties hereto) (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time on the day of such filing as is specified in the Certificate of Merger (the "EFFECTIVE TIME"). Immediately prior to the filing of the Certificate of Merger, a closing (the "CLOSING") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

         SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.04.     CERTIFICATE OF INCORPORATION; BYLAWS.

         (a) At the Effective Time, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation; provided, however, that such certificate of incorporation may only be amended with respect to the exculpation and indemnification of the Company Indemnified Parties in accordance with the terms of SECTION 6.11 hereof.

         (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that such bylaws shall be amended to change all references to the name of the Merger Sub to refer to the name of the Surviving Corporation.

         SECTION 1.05. DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                 MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

         SECTION 2.01.     MERGER CONSIDERATION.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, pursuant to this Agreement and the DGCL:

         (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with SECTION 2.01(a)(iii) and any Dissenting Shares (as defined in SECTION 2.05(a)) shall be converted into the right to receive the Common Stock Merger Consideration (as defined in SECTION 10.02(a)) payable, without interest, except as provided by SECTION 2.03(g) and
      SECTION 9.02(c), to the holder of such share of Company Common Stock each a "COMMON HOLDER" and collectively the "COMMON HOLDERS"), upon surrender, in the manner provided in SECTION 2.02, of the certificate that formerly evidenced such share. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration;


         (ii) each share of Series H Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Series H Merger Consideration (as defined in SECTION 10.02(a)), payable, without interest, to the holder of such share of Series H Preferred Stock, upon surrender, in the manner provided in SECTION 2.02, of the certificate that formerly evidenced such share. As of the Effective Time, all such shares of Series H Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series H Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series H Merger Consideration;

         (iii) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or exchange thereof and no payment or distribution shall be made with respect thereto; and

         (iv) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.00004 per share, of the Surviving Corporation.

         (b) The Company shall cause Alpharma to issue the Call Option Rejection Notice, such Call Option Rejection Notice to be effective immediately after the Effective Time, thereby entitling the Depositary Holders to receive the Common Stock Merger Consideration upon surrender of the Depositary Receipts attributable to the Depositary Shares. After the Effective Time, Parent will take such action with the Depositary as is reasonably necessary to cause the Common Stock Merger Consideration deposited with the Depositary as the sole holder of record of the Company Common Stock to be paid to the holders of the Depositary Receipts.

         SECTION 2.02.     PAYMENT OF MERGER CONSIDERATION.

         (a) Prior to the Effective Time, Parent shall designate the Depositary or such other bank or trust company reasonably satisfactory to the Company to act as agent (the "PAYING AGENT") for the holders of shares of Company Stock to receive the Initial Merger Consideration to which holders of Company Stock shall become entitled hereunder. On or prior to the Closing, Parent shall transfer to the Paying Agent the cash, subject to SECTION 2.02(g), necessary to pay the Aggregate Initial Common Stock Consideration and the Aggregate Series H Merger Consideration. The Contingent Payments (as defined in SECTION 2.03(a)), if earned, shall be paid as provided in SECTION 2.02(d). The Excess Warrant Proceeds (as defined in SECTION 2.04(b)), if any, shall be paid as provided in
SECTION 2.02(f). All funds deposited with the Paying Agent shall be invested by the Paying Agent in (i) certificates of deposits in or repurchase agreements from United States commercial banks having capital resources in excess of $1 billion, (ii) obligations of the United States government or any agency thereof,
(iii) obligations guaranteed by the United States government, (iv) in money market accounts in financial institutions having capital resources in excess of $1 billion or (v) as otherwise provided in the agreement entered into between the Paying Agent, Parent and the Company; provided, however, that all such investments will be in short term, highly liquid investments. Parent shall pay the fees and expenses of the Paying Agent.

         (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Company Stock entitled to receive the applicable Per Share Merger Consideration pursuant to SECTION 2.01(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or Depositary Receipts evidencing such shares of Company Stock (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Per Share Merger Consideration. Provision shall be made for holders of Certificates or Depositary Receipts evidencing such shares of Company Stock to procure in person immediately after the Effective Time a letter of transmittal and to deliver in person immediately after the Effective Time such letter of transmittal and Certificates or Depositary Receipts in exchange for that portion of the Initial Merger Consideration to which such holders are entitled hereunder.

         (c) Except as provided in SECTION 2.03(g) or SECTION 9.02(c), no interest shall accrue or be paid on the applicable Per Share Merger Consideration. If the payment equal to the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the applicable Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.

         (d) Simultaneous with the occurrence of any of the following events (i) the delivery of each Net Sales Statement (as defined in SECTION 2.03(b) below),
(ii) the resolution of any dispute regarding the amount of any Contingent Payment pursuant to SECTION 2.03(d), (iii) the determination that additional amounts are payable pursuant to SECTION 2.03(h) or (iv) the resolution of any dispute regarding the amount of any setoff pursuant to SECTION 9.03, Parent shall transfer to the Paying Agent the cash necessary to pay the amount of any earned Contingent Payment, if any, without interest, and shall cause the Paying Agent to promptly distribute to the Common Holders the Contingent Payment to which such Common Holders are entitled.

         (e) At any time following six months after the Initial Merger Consideration, a Contingent Payment or a payment of Excess Warrant Proceeds has been transferred to the Paying Agent, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been transferred to the Paying Agent with respect to the Initial Merger Consideration, such Contingent Payment or such payment of Excess Warrant Proceeds, as applicable, and not disbursed to holders of shares of Company Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it, if any). Thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any applicable Per Share Merger Consideration that may be payable to them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Stock for any applicable Per Share Merger Consideration properly delivered in respect of such share of Company Stock to a public official pursuant to any abandoned property, escheat or other similar law.

         (f) Within five Business Days of any exercise of Out-of-the-Money Warrants (as defined in SECTION 2.04(b) below), including the payment to Parent or the Surviving Corporation of the exercise price therefor, Parent shall transfer to the Paying Agent the cash necessary to pay the Excess Warrant Proceeds (as defined in SECTION 2.04(b)(ii)), if any, resulting from the exercise of such Out-of-the-Money Warrants, without interest, and shall cause the Paying Agent to promptly distribute to the Common Holders the Excess Warrant Proceeds to which such Common Holders are entitled.

         (g) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock, or Company Stock Options (as defined in SECTION 2.04(a) below) on the records of the Company. In the event of a transfer of ownership of Company Stock prior to the Effective Time which is not registered in the transfer records of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. From and after the Effective Time, the holders of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by applicable law, and other than the right to receive upon surrender of the applicable Company Stock, the Per Share Merger Consideration. After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any unsurrendered shares of Company Stock. The applicable Per Share Merger Consideration paid pursuant to this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the surrendered Company Stock.

         (h) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Common Holder or Series H Holder (collectively, the "COMPANY STOCKHOLDERS") such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

         (i) All cash amounts payable to a holder of Company Stock shall be rounded upward to the nearest whole cent and shall be paid to the Company Stockholders by the Paying Agent by check or wire transfer in immediately available funds (in accordance with the Paying Agent's customary practice) pursuant to the written payment instructions delivered by each Company Stockholder to the Paying Agent upon surrender of such Company Stockholder's Certificate.

         (j) In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent, subject to such other conditions as the Paying Agent may reasonably impose (including the posting of an indemnity bond or other surety in favor of Parent with respect to the Certificate alleged to be lost, stolen or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate in a form reasonably satisfactory to the Paying Agent and upon receipt of such affidavit issue in exchange for such lost, stolen or destroyed Certificates, the applicable Per Share Merger Consideration in respect thereof pursuant to this Agreement.

         SECTION 2.03.     ADDITIONAL PAYMENTS.

         (a) CONTINGENT PAYMENTS. Parent shall pay to the Common Holders as additional consideration for the shares of Company Common Stock additional amounts, if earned, in accordance with the following terms (each such amount being referred to individually as a "CONTINGENT PAYMENT" and, together with the Premium Adjustment, as defined below, the "CONTINGENT PAYMENTS"):

         (i) an amount (such amount, the "FIRST CONTINGENT PAYMENT") equal to
      (A) the product of (x) the Premium Base Amount for the first Premium Year multiplied by (y) 1.05 less (B) the Contingent Payment Adjustments (as defined in SECTION 10.02(a) below). "PREMIUM BASE AMOUNT" means the amount that equals (A) the lesser of (i) Ten Million Dollars ($10,000,000) and
      (ii) the amount by which Net Sales (as defined in SECTION 10.02(a) below) exceeds Twenty-Five Million Dollars ($25,000,000) plus (B) the Divestiture Amount (as defined in SECTION 10.02(a) below), if any, less (C) any setoffs, if any, pursuant to SECTION 9.02(c);

         (ii) an amount (such amount, the "SECOND CONTINGENT PAYMENT") equal to
      (A) the product of (x) the Premium Base Amount for the second Premium Year multiplied by (y) 1.10 less (B) the Contingent Payment Adjustments;

         (iii) an amount (such amount, the "THIRD CONTINGENT PAYMENT") equal to
      (A) the product of (x) the Premium Base Amount for the third Premium Year multiplied by (y) 1.15 less (B) the Contingent Payment Adjustments;

         (iv) an amount (such amount, the "FOURTH CONTINGENT PAYMENT") equal to
      (A) the product of (x) the Premium Base Amount for the fourth Premium Year multiplied by (y) 1.20 less (B) the Contingent Payment Adjustments;

         (v) an amount (such amount, the "FIFTH CONTINGENT PAYMENT") equal to
      (A) the product of (x) the Premium Base Amount for the fifth Premium Year multiplied by (y) 1.25 less (B) the Contingent Payment Adjustments;

         (vi) an additional amount (the "PREMIUM ADJUSTMENT") equal to (A) the amount by which the result of (x) the aggregate Net Sales, plus (y) the aggregate Divestiture Amounts, in each case for Premium Years one through five, less (z) all amounts, if any, set off pursuant to SECTION 9.02(c), exceeds (B) the sum of (x) $125,000,000 and (y) the aggregate Premium Base Amount for Premium Years one through five, in which event the Premium Adjustment would equal the lesser of such amount and $50,000,000; provided, however, that in no event shall the sum of the aggregate Premium Base Amount for Premium Years one through five and the Premium Adjustment exceed $50,000,000. An example of the calculations made in this SECTION 2.03(a) is provided as EXHIBIT A hereto.

         (vii) Pursuant to the Termination Agreement, Alpharma has the right to receive 2% of the aggregate Consideration (as defined therein) in excess of $65.0 million, in the event of a Change of Control of the Company (as defined therein). Therefore, Parent shall pay to Alpharma from time to time an amount equal to 2% of the amount that would have been the Contingent Payments if no payment had been made to Alpharma, from and after the initial $5.0 million in Contingent Payments paid to Common Holders pursuant to this SECTION 2.03 (the "ALPHARMA PAYMENTS") instead of such amount being paid to the former Common Holders. Parent shall make such payments to Alpharma on a parity with and at the same time Parent transfers funds for the Contingent Payments to the Paying Agent. No calculation in this SECTION 2.03(a)(vii) shall impact the calculations made pursuant to SECTIONS 2.03(a)(i)-(vi), the parties hereto agreeing that the purpose of this SECTION 2.03(a)(vii) shall be to pay to Alpharma a portion of the Contingent Payments that would otherwise be paid to the former Common Holders.

         (b) NET SALES STATEMENTS. For each Premium Year, Parent shall prepare a statement (each a "NET SALES STATEMENT") setting forth the Net Sales of each Pediatric Product (which Net Sales Statement shall also list unit quantities, the Net Sales amount of Pediatric Products shipped by Parent, its subsidiaries, affiliates, licensees or sublicensees by product and the Net Sales Deductions per Pediatric Product, aggregated by category, made) for the Premium Year to which such Net Sales Statement relates. Within forty-five (45) calendar days following the end of each Premium Year, Parent shall deliver to the Calculation Representative (as defined in SECTION 9.04) a copy of the Net Sales Statement for such Premium Year, along with a calculation of the related Contingent Payment, if any, including all amounts, if any, setoff pursuant to SECTION 9.02(c) below or adjusted pursuant to the Contingent Payment Adjustments). In the event that Parent determines according to this SECTION 2.03 that a Contingent Payment is not to be paid during a Premium Year, Parent shall as promptly as practicable notify the Calculation Representative in writing of such fact, which notice shall describe the basis of Parent's determination. In addition, Parent shall provide notification to the Common Holders, by press release or otherwise, of the amount of any Contingent Payment earned, if any, or if no Contingent Payment was earned, of such fact. The Calculation Representative shall use its reasonable best efforts to cause its agents, representatives, affiliates, stockholders, employees, officers and directors (the Calculation Representative and such Persons being referred to as the "RECEIVING PARTIES"), to treat and hold as confidential (and not disclose or provide access to any Person) all information contained and relating to the Net Sales Statements; provided, however, that this obligation shall not apply to any information which:

         (i) either before or after the date of disclosure to the Receiving Parties becomes generally known to the public by some means other than a breach of this SECTION 2.03(b);

         (ii) is subsequently disclosed to the Receiving Parties by a third party having a lawful right to make such disclosure and who is not under an obligation of confidentiality to Parent;

         (iii) is independently developed by or for the Receiving Party without reference to or reliance upon any information received from Parent; or

         (iv) is required by law, rule, regulation or bona fide legal process (including any arbitration proceeding pursuant to SECTION 2.03(d) below) to be disclosed, provided that the Receiving Party takes reasonable steps to restrict and maintain the confidentiality of such information and provides reasonable notice to Parent.

         (c) ASSIGNABILITY. The right of each Common Holder to receive payments pursuant to SECTION 2.03 may not be transferred or assigned except by operation of law or by will or intestate succession.

         (d) DISPUTE RESOLUTION; ARBITRATION. In the event that any dispute, controversy or claim that arises in connection with this SECTION 2.03, such dispute, controversy or claim shall be settled by arbitration in accordance with the following:

         (i) The Parent and the Calculation Representative shall attempt in good faith to resolve promptly through negotiations any claim or dispute under this SECTION 2.03. If any such dispute, controversy or claim should arise, Parent and the Calculation Representative shall meet once (or more if mutually agreed) to attempt to resolve the matter (the "SETTLEMENT MEETING"). Either Parent or the Calculation Representative may request the other to attend a Settlement Meeting at a mutually agreed time and place within ten (10) days after delivery of a written notice of a dispute, controversy or claim. The occurrence of a Settlement Meeting with respect to a dispute, controversy or claim shall be a condition precedent to instituting an arbitration proceeding with respect to a claim or dispute under this SECTION 2.03, provided that if Parent or the Calculation Representative refuses to attend a Settlement Meeting the other party may proceed to institute an arbitration proceeding as provided below.

         (ii) Applicable Rules. A panel of three arbitrators shall conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) (the "FEDERAL ARBITRATION ACT") and the Commercial Arbitration Rules of the American Arbitration Association (the "ARBITRATION RULES"). The arbitration shall be held in New York, New York.

         (iii) Initiation of Arbitration. To submit a dispute, controversy or claim to arbitration, either Parent or the Calculation Representative shall furnish to the other and the American Arbitration Association a notice (the "ARBITRATION NOTICE") containing (A) the name and address of the complaining party, (B) the nature of the dispute, controversy or claim in reasonable detail, (C) their intent to commence arbitration proceeding under this Agreement and (D) the other information required under the Federal Arbitration Act and the Arbitration Rules.

         (iv) Selection of Arbitrators. Within twenty Business Days after delivery of the Arbitration Notice, Purchaser and the Calculation Representative shall each select one arbitrator. Within ten Business Days after the selection of the last of those two arbitrators, those two arbitrators shall select the third arbitrator from the list of the American Arbitration Association's National Panel of Commercial Arbitrators (the "PANEL LIST"). If the first two arbitrators cannot select a third arbitrator within such ten Business Day period, the American Arbitration Association shall select such third arbitrator from the list. Each arbitrator shall be an individual not subject to disqualification under Rule No. 19 (or any successor rule) of the Arbitration Rules (or any successor rule).

         (v) Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators shall have the authority to permit the parties to conduct such discovery as the arbitrators consider appropriate. The decision of a majority of the panel shall be the decision of the arbitrators.

         (vi) Judgments. The determination of the arbitrators as to the resolution of the dispute, controversy or claim shall be final and binding and conclusive to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. This agreement to arbitrate is irrevocable.

         (vii) Acknowledgement. The parties hereto acknowledge and agree that the rights and restrictions set forth in this SECTION 2.03, including but not limited to the amount of and the method for calculating the Contingent Payments and the method of resolving disputes set forth in this SECTION 2.03(d), have been bargained for at arms length, and constitute essential terms to the transactions contemplated by this Agreement.

         (e) CONTINGENT PAYMENTS NOT ROYALTIES. The Contingent Payments provided for pursuant to this SECTION 2.03 are provided as a result of bona fide difficulties in determining the value of the Company. The Contingent Payments represent additional consideration for the Company Stock and are not intended to be royalty payments.

         (f) FEES AND EXPENSES. Any reasonable fees and expenses incurred by any party in connection with resolving any dispute, claim or controversy under this
SECTION 2.03, including, without limitation, any legal fees or fees and expenses incurred in connection with any arbitration proceeding held pursuant to SECTION 2.03(d), shall be borne by such party; provided, however, in the event that the Parent is the prevailing party, the reasonable legal fees or fees and expenses incurred by the Parent shall be setoff against any future Contingent Payments; and provided, further, that in the event that the Calculation Representative is the prevailing party, the reasonable legal fees or expenses incurred by the Calculation Representative shall be paid by the Parent. The question of which party is the prevailing party shall be submitted to the arbitrators as part of the arbitration proceeding.

         (g) LATE PAYMENTS; COLLECTIONS. Any amount not paid when due under this
SECTION 2.03 shall bear interest at the lesser of (i) five percent (5%) per annum compounded annually, or (ii) the highest rate permitted by Law.

         (h) BOOKS AND RECORDS; AUDITS. For a period of not less than three (3) years after the relevant Premium Year, Parent, its subsidiaries, affiliates, licensees and sublicensees shall keep full, true and accurate books of account sufficient to determine the amounts payable pursuant to this SECTION 2.03. The Calculation Representative shall have the right, not more than once during any calendar year, to have the books and records of Parent, its subsidiaries, affiliates, licensees or sublicensees audited by a qualified independent accounting firm of its choosing, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments under this SECTION 2.03 and compliance by Parent, its subsidiaries, affiliates, licensees or sublicensees with its obligations under this SECTION 2.03. Such audit shall be conducted upon at least ten (10) days' advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of the audited entity. Subject to Parent's right to dispute such amounts in accordance with
SECTION 2.03(d), any underpayment determined by such audit shall promptly be paid by Parent. If Parent has underpaid an amount due under SECTION 2.03 by more than ten percent (10%), Parent shall reimburse the Calculation Representative for the cost of such audit (with the cost of the audit to be borne by the Calculation Representative in all other cases).

         SECTION 2.04.     COMPANY STOCK OPTIONS AND WARRANTS.

         (a) Subject to the consummation of the Merger, prior to the Effective Time, the Company shall take all necessary action (i) to amend the Company's 1997 Director Stock Option Plan to provide that all shares of Company Stock subject to outstanding options under the 1997 Director Stock Option Plan shall become fully vested and exercisable, whether or not previously vested and exercisable prior to the Effective Time, and all such options not exercised prior to the Effective Time shall be cancelled and no options granted pursuant to the 1997 Director Stock Option Plan will be outstanding at or after the Effective Time (such amendment to be approved by the Company's Board of Directors and by each Person who holds an option granted under the 1997 Director Stock Option Plan in his or her individual capacity); (ii) with respect to all options granted and outstanding under each of the Company's Amended and Restated 1992 Equity Incentive Plan, the Company's 1997 Director Stock Option Plan, the Company's 1997 Employee Stock Purchase Plan, the Company's Amended and Restated 1999 Stock Incentive Plan, the Company's Amended and Restated 2000 California Stock Option Plan (collectively, with the 1997 Employee Stock Purchase Plan, the "COMPANY STOCK PLANS"), to accelerate the vesting and exercisability of outstanding options and rights to purchase Company Stock granted under the Company Stock Plans (each, a "COMPANY STOCK OPTION"), whether or not such Company Stock Options were previously vested and exercisable prior to the Effective Time; (iii) to take such actions as provided under the Company's 1997 Employee Stock Purchase Plan to cause options granted thereunder to become exercisable as of a date established by the Company's Board of Directors prior to the Effective Time; (iv) to permit each holder of a Company Stock Option (each, a "COMPANY OPTIONHOLDER") to exercise all of his Company Stock Options which are fully vested and exercisable, including as a result of aforementioned acceleration, prior to the Effective Time; (v) to take all action necessary, including, without limitation, obtaining consents of and providing written notice to the Company Optionholders to the extent necessary, to provide that all Company Stock Options not so exercised shall be cancelled and that no Company Stock Options will be outstanding at or after the Effective Time; and (vi) to terminate the Company Stock Plans as of the Effective Time.

         (b) In the event that at any time from and after the Effective Time a holder of warrants to purchase any Company equity securities (such warrants, the "COMPANY WARRANTS" and such holders, the "COMPANY WARRANT HOLDERS") that are not In-the-Money Warrants (as defined in SECTION 10.02(a) below) ("OUT-OF-THE-MONEY WARRANTS") properly exercises Out-of-the-Money Warrants ("EXERCISED WARRANTS") and delivers the exercise price for such Exercised Warrants to Parent or the Surviving Corporation, then

         (i) the portion (the "ALLOCATED CONSIDERATION") of the aggregate exercise price of such Exercised Warrants equal to the Common Stock Merger Consideration paid by

      Parent to Common Holders pursuant to SECTION 2.02 prior to such exercise with respect to the number of shares of Company Common Stock for which such Exercised Warrants are exercised shall be repaid to the Person that exercises such Exercised Warrants (or upon the mutual agreement of Parent and such Person, shall be deducted from the exercise price actually paid by such Person to Parent or the Surviving Corporation in connection with such exercise);

         (ii) Parent shall pay to the Common Holders, in accordance with SECTION 2.02(f), an amount (the "EXCESS WARRANT PROCEEDS") equal to the amount by which (A) the aggregate exercise price of such Exercised Warrants exceeds
      (B) the Allocated Consideration; and

         (iii) with respect to any payment made to Common Holders following the exercise of such Exercised Warrants and the payment by Parent of the Excess Warrant Proceeds with respect to the exercise of such Exercised Warrants, (A) the Person exercising such Exercised Warrants shall be deemed a Common Holder for purposes of this Agreement, and (B) the Per Share Denominator (as defined below) shall be adjusted in accordance with the definition of such term.

         The parties acknowledge that the purpose of this SECTION 2.04(b) is to allocate the exercise price of the Exercised Warrants among the holders of such Exercised Warrants and the holders of Common Stock in a manner that has the same result as if such Exercised Warrants had been exercised prior to the Effective Time.

         SECTION 2.05.     DISSENTING SHARES.

         (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders as of the Effective Time who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with Section 262 of the DGCL and who, as of the Effective Time, have neither effectively withdrawn nor lost their right to such appraisal (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration (as defined in SECTION 10.02(a) below). Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the occurrence of such event, the right to receive the Merger Consideration provided by SECTION 2.01, without any interest thereon, upon surrender, in the manner provided in SECTION 2.02, of the Certificates that formerly evidenced such shares of Company Stock.

         (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands received by the Company, and any other related instruments served pursuant to DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under DGCL. The Company shall not, except with the prior written consent of Parent

(which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Except as provided in SECTION 2.05(a), holders of Dissenting Shares shall not be entitled to receive their Merger Consideration and such Merger Consideration shall be retained by Parent.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") the Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this
Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs. The Company represents and warrants to Parent and Merger Sub as follows:

         SECTION 3.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, operations, financial condition and results of operations of the Company taken as a whole or materially impairs or delays the ability of the Company to perform its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following shall be deemed, singly or in the aggregate, to constitute, or be considered in determining whether there exists, a Company Material Adverse Effect: any change, effect, event, occurrence or state of facts resulting from (i) any factors generally affecting the healthcare or pharmaceutical industry, (ii) any factors generally affecting general economic conditions or the securities markets, (iii) acts or omissions of Parent or the Merger Sub, including without limitation acts or omissions contemplated by or pursuant to this Agreement; (iv) acts or omissions of the Company contemplated by or pursuant to this Agreement; (v) the pendency or announcement of the Merger (including the loss by the Company of any customers, suppliers or employees and any consequences of such loss); and (vi) the continued incurrence of losses by the Company in the ordinary course of business. The Company has no subsidiaries.

         SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the bylaws, each as amended to date, of the Company. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

         SECTION 3.03.     CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of (a) 60,000,000 shares of Company Common Stock and (b) 5,000,000 shares of Company Preferred Stock, 4,000 of which have been designated as Series H Preferred Stock.

         (b) As of the date hereof, (i) 17,056,817 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 2,239,6661 shares of Company Common Stock are reserved for future issuance upon exercise of outstanding stock options granted pursuant to the Company Stock Plans, (iv) 10,908,031 shares of Company Common Stock are reserved for future issuance upon exercise of outstanding Company Warrants, or the right to receive Company Warrants, (v) 6,140,351 shares of Company Common Stock are reserved for future issuance upon conversion of the Company Notes and (vi) 1,619,731 shares of Company Common Stock remain available for future issuance under the Company Stock Plans.

         (c) As of the date hereof, (i) 17,056,817 Depositary Shares are issued and outstanding under the Depositary Agreement, (ii) 20,907,774 Depositary Shares are reserved for future issuance upon exercise of outstanding warrants, stock options or outstanding stock incentive rights granted pursuant to the Company Stock Plans and (iii) all Depositary Shares and Depositary Receipts have been issued in accordance with the Depositary Agreement.

         (d) As of the date hereof, 2,001 shares of Series H Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights and 1,999 shares of Series H Preferred Stock have been reserved for future issuance. There are no other shares of preferred stock of the Company outstanding or reserved for future issuance.

         (e) There are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity or other rights, agreements, arrangements or commitments of any character (including "rights plans" or "poison pills") relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreements. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All Company Stock, Depositary Shares, subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreements (i) were issued in accordance with all applicable laws and (ii) are free from any preemptive rights associated with such issuances.

         (f) To the Company's knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of capital stock of the Company other than the Depositary Agreement and the Voting Agreement.

         SECTION 3.04.     AUTHORITY RELATIVE TO THIS AGREEMENT.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement and the approval of the Merger by the Company Stockholders, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than the Company Stockholders' Approval (as defined in SECTION 3.22 below) and the filing of the Certificate of Merger as required by DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (the "ENFORCEABILITY EXCEPTION").

         (b) The Board of Directors of the Company at a meeting duly called and held, has (i) determined that the Merger is in the best interest of the Company and the Company Stockholders, (ii) approved the Merger and adopted this Agreement in accordance with the provisions of DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. A copy of the resolutions adopted by the Company's Board of Directors approving this Agreement is set forth in SECTION 3.04(b) of the Company Disclosure Schedule.

         SECTION 3.05. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement does not, the consummation of the Transactions will not and the performance by the Company of its obligations hereunder will not:

         (a) subject to obtaining the Company Stockholders' Approval, conflict with any provision of the certificate of incorporation or bylaws (or other organizational documents) of the Company;

         (b) subject to obtaining the Company Stockholders' Approval, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental or regulatory authority or agency (a "GOVERNMENTAL AUTHORITY"), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the secretaries of state of the other states in which the Company is qualified to do business, (ii) the filing of the Proxy Statement (as defined in SECTION 6.01 hereof) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws,
(iv) the filing of such reports, schedules or materials under the Exchange Act and Regulation MA as may be required in connection with this Agreement and the Transactions, and (v) such other consents, waivers, approvals, orders, authorizations or permits of or registration, filing with or notification to any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

         (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Material Contracts (as defined in SECTION 3.13(a)), except for any such conflicts, violations, breaches, defaults, terminations, fees, rights, payments, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or such consents, waivers and approvals which if not obtained would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

         (d) subject to obtaining the Company Stockholders' Approval and compliance with the requirements specified in SECTION 3.05(b), conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation ("LAW") applicable to the Company or any of its properties or assets except for such conflicts or violations which, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

         (e) result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind ("LIEN") upon any properties or assets of the Company (including, but not limited to, the Owned Intellectual Property) or on any shares of capital stock of the Company under any agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is bound.

         SECTION 3.06.     PERMITS; COMPLIANCE.

         (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties as it is now being operated or to carry on its business as it is now being conducted, other than those, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the "COMPANY PERMITS"), and no suspension or cancellation of any of the Company Permits is pending or, to the Company's knowledge, threatened.

         (b) The Company is not in conflict with, or in default, breach or violation of, in each case, in any respect, (i) any Law applicable to the Company or the ownership or operation of any property or asset of the Company, or (ii) any Company Permits, except for any such conflicts, defaults, breaches or violations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

         (c) The Company's activities related to the research, development, manufacture, testing, distribution, holding, sales and/or marketing of each product or product candidate subject to the United States Food and Drug Administration's (the "FDA") jurisdiction under the Federal Food, Drug, and Cosmetic Act (the "FDCA") are in compliance in all material respects with all applicable requirements under the FDCA and any other applicable Laws including, but not limited to, (i) applicable Laws relating to good manufacturing practices, labeling, advertising, record keeping or filing of reports including, but not limited to, 21 CFR Part 203 (Prescription Drug Marketing Act) or (ii) applicable Laws relating to sponsor obligations for products under an investigational new drug application, a new drug application or an abbreviated new drug application.

         (d) The Company has, prior to the execution of this Agreement, made available to Parent copies of all documents in its possession material to assessing compliance of the Company with the FDCA and its implementing regulations since January 1, 1999, including, but not limited to, copies of (i) all warning letters, notices of adverse findings and similar correspondence received since January 1, 1999, (ii) all audit reports performed since January 1, 1999, and (iii) any document concerning any significant oral or written communication received from the FDA since January 1, 1999.

         (e) Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

         SECTION 3.07. COMPANY SEC REPORTS. The Company has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available (provided that all documents filed by the Company electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders to the extent incorporated by reference in certain of such reports, required to be filed by it with the SEC since January 1, 1999 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act (collectively, the "COMPANY SEC REPORTS"). As of the respective dates each Company SEC Report was filed, such Company SEC Report filed on or prior to the date of this Agreement, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not at the time it was filed (or if amended or superceded by a filing prior to the date of this Agreement, then as and on the date so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each contract, lease, indenture, agreement, arrangement or understanding to which the Company is a party that is required to be filed with the SEC has been timely filed.

         SECTION 3.08. FINANCIAL STATEMENTS. Each of the financial statements of the Company contained in the Company SEC Reports filed on or prior to the date of this Agreement (including any related notes and schedules) (the "COMPANY FINANCIAL STATEMENTS") at the time filed were prepared from, and were in accordance with, the books and records of the Company, complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements) and fairly presented the financial position of the Company as of the date thereof and the results of operations and cash flows (and changes in financial position, if any) of the Company for the periods presented therein (subject to, in the case of unaudited interim financial statements, normal and recurring year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         SECTION 3.09.     ABSENCE OF UNDISCLOSED LIABILITIES.

         (a) There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable ("LIABILITIES") of the Company that are not fully reflected or reserved against on the Company's Balance Sheet dated as of June 30, 2001 (the "BALANCE SHEET") and that would be required under GAAP to be reflected or reserved thereon, except Liabilities incurred since the date of the Balance Sheet in the ordinary course of the business, consistent with the past practice of the Company, which have not had, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding warranty or product liability claims against the Company.

         (b) The Company represents and warrants that, as of the date hereof:

         (i) $6,250,000 principal, plus no accrued and unpaid interest, is outstanding under the 7.5% Subordinated Notes issued on January 2, 2001 (the "7.5% SUBORDINATED NOTES");

         (ii) $1,749,126 principal, plus approximately $485,693.00 in accrued and unpaid interest, is outstanding under the 8% Subordinated Notes issued under the Second Amendment on July 23, 1999 under the May 13, 1998 Securities Purchase Agreement, as amended (the "MAY 1998 SECURITIES PURCHASE AGREEMENT") by and among the Company, Furman Selz Investors II, L.P., FS Employee Investors LLC, FS Parallel Fund LP, BancBoston Ventures Inc. and Flynn Partners (the "8% SUBORDINATED NOTES");

         (iii) $14,000,000 principal, plus no accrued and unpaid interest, is outstanding under the 7.5% Convertible Subordinated Notes issued on July 23, 1999 under the Third Amendment to the May 1998 Securities Purchase Agreement and the 7.5% Convertible Subordinated Notes issued on October 15, 1999 under the Fourth Amendment to the May 1998 Securities Purchase Agreement (the "7.5% CONVERTIBLE SUBORDINATED NOTES");

         (iv) $7,000,000 principal, plus approximately $829,760.00 in accrued and unpaid interest and dividends is outstanding under the 8% Convertible Subordinated Notes issued on July 23, 1999 upon exchange of Series G Preferred Stock in the Second Amendment to the May 1998 Securities Purchase Agreement (the "8% CONVERTIBLE SUBORDINATED NOTES"); and

         (v) a total of $6,606 in unpaid dividends has accrued pursuant to the terms of the Series H Preferred Stock.

         SECTION 3.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2001 except as contained in the SEC Reports filed on or prior to the date of this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and since such date (a) there has not been any Company Material Adverse Effect and (b) the Company has not taken any action which, if such action had been taken after the date of this Agreement, would have required the written consent of Parent pursuant to the lettered paragraphs of the second paragraph of SECTION 5.01 hereof; provided, however, that solely for purposes of this SECTION 3.10, the phrase "other than in the ordinary course of business consistent with past practices" shall be inserted at the beginning of each of paragraphs (g), (h) and (j) of the second paragraph of SECTION 5.01 hereof.

         SECTION 3.11. ABSENCE OF LITIGATION. There is no litigation, suit, claim, arbitration, action, proceeding or investigation (collectively, "LITIGATION") pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Authority. None of the Company or any property or assets (including, but not limited to, the Owned Intellectual Property) of the Company, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Authority.

         SECTION 3.12.     EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) SECTION 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, disability or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements (other than the Company Stock Plans), and all employment (other than oral employment agreements that are terminable at will), termination, severance or other similar contracts or agreements pursuant to which services are provided to the Company, whether oral or written, whether legally enforceable or not, to which the Company is a party, or with respect to which the Company has any obligation to, or which are maintained, contributed to or sponsored by the Company or any entity which is a part of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") for the benefit, of any current or former employee, officer or director of the Company (collectively, the "COMPANY BENEFIT PLANS").

         (b) Each Company Benefit Plan is in writing, the Company has furnished or made available to Parent with a true and complete copy of each Company Benefit Plan, including, without limitation, (i) a copy of each trust, annuity contract or other funding arrangement, (ii) each summary plan description ("SPD") and summary of material modifications and summaries, if any, furnished or made available to employees, officers and directors of the Company of all incentive compensation, other plans and fringe benefits for which SPDs are not required, (iii) the Internal Revenue Service ("IRS") Form 5500, if any, for the most recently completed fiscal year, (iv) the most recently received IRS determination letter for each such

Company Benefit Plan intended to be qualified under Section 401(a) of the Code,
(v) the actuarial report and certified financial statements in connection with each such Company Benefit Plan, if applicable, for the most recently completed three fiscal years, (vi) any correspondence with the IRS or the Department of Labor with respect to each such Company Benefit Plan, (vii) each administrative or other services agreement or contract in effect prior to the Closing Date and any amendments thereto effective as of a later date, and (viii) the notifications to employees of their rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder ("COBRA").

         (c) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company except as required by applicable Law. No Company Benefit Plans are self-insured "multiple employer welfare arrangements" as such term is defined in Section 3(40) of ERISA.

         (d) None of the Company Benefit Plans provides for the payment of separation, severance, change of control, termination or similar-type benefits to any person or obligates the Company to pay separation, severance, termination, change of control or similar-type benefits solely or partially as a result of the Transactions or as a result of a "change in control", within the meaning of such term under any Company Benefit Plan or Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Benefit Plan, (ii) increase any benefits otherwise payable under any Company Benefit Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Company Benefit Plan, (iv) affect in any respects any Company Benefit Plan's current treatment under any Laws, including any tax or social contribution Law or (v) give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) and/or 280G of the Code or would require the payment of an excise tax imposed by Section 4999 of the Code or any "gross up" of any such excise tax.

         (e) Each Company Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws (including the regulations and rules promulgated thereunder), including, without limitation, ERISA and the Code. The Company has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, the Company Benefit Plans. No action, claim or proceeding is pending or, to the Company's knowledge, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course). None of the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Benefit Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

         (f) Each Company Benefit Plan that is intended to be qualified under
Section 401(a) or Section 401(k) of the Code has timely received a favorable determination letter from the IRS considering the Tax Reform Act of 1986, as amended, and subsequent changes in the law or applicable regulations covering all of the provisions applicable to the Company Benefit Plan for which determination letters are currently available, that the Company Benefit Plan is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the Company's knowledge, no fact or event has occurred since the date of such determination letter or letters from the IRS considering the Tax Reform Act of 1986, as amended, to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

         (g) The Company has not incurred any material unsatisfied liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan. All "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA are fully funded with respect to each applicable Company Benefit Plan which is subject to Title IV of ERISA as determined on a termination basis using the assumed interest rate set forth in each Company Benefit Plan or otherwise required by ERISA or the Code.

         (h) All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan prior to the date hereof have been made on or before their due dates. All such contributions made for open taxable years of the Company and for which Tax Returns (as defined below) have been filed have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the Company's knowledge, no fact or event exists which would reasonably be expected to give rise to any such challenge or disallowance.

         (i) The Company does not have any Company Benefit Plan that is not subject to United States Law.

         (j) The Company is not and never has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company.

         (k) As of the date hereof, SECTION 3.12(k) of the Company Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and all compensation pursuant to any commission or bonus plan or similar arrangement of all officers of the Company and all other employees of the Company.

         SECTION 3.13.     CONTRACTS.

         (a) SECTION 3.13(a) of the Company Disclosure Schedule lists each of the following written contracts and agreements of the Company (such contracts and agreements being "MATERIAL CONTRACTS"):

         (i) each contract and agreement which (A) involved consideration of more than $10,000, in the aggregate, during the calendar year ended December 31, 2000 that continues to be executory, (B) is likely to involve consideration of more than $10,000, in the aggregate, during the calendar year ending December 31, 2001, or (C) is likely to involve consideration of more than $10,000, in the aggregate, over the remaining term of such contract, and which, in any such case, cannot be canceled by the Company without penalty or further payment and without more than 90 days' notice;

         (ii) all broker, distributor, dealer, manufacturer's representative, franchise, physician consulting, clinical study, data management, research, agency and sales promotion contracts and agreements to which the Company is a party;

         (iii) all market research, market consulting and advertising contracts and agreements, management contracts (excluding contracts for employment), contracts with other consultants and any contracts and agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or the revenue or income related to any product of the Company to which the Company is a party and, in each case, which is likely to involve consideration of more than $10,000, in the aggregate, during the calendar year ending December 31, 2001;

         (iv) all contracts and agreements evidencing indebtedness for borrowed money in excess of $25,000;

         (v) all leases and subleases of real property;

         (vi) all contracts and agreements with any Governmental Authority to which the Company is a party;

         (vii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

         (viii) to the best of the Company's knowledge after reasonable investigation all contracts containing confidentiality requirements (including all nondisclosure agreements), which require the Company to keep confidential information belonging to third parties;

         (ix) all non-arm's length contracts and agreements in excess of $10,000 individually between or among the Company and any Principal Stockholder or, to the Company's knowledge, any affiliate of such Principal Stockholder;

         (x) any other material agreement of the Company which is terminable upon, or prohibits a change of ownership or control of, the Company;

         (xi) all contracts and agreements for Owned Intellectual Property (as defined in SECTION 10.02) or Licenses (as defined in SECTION 10.02), other than (A) any sublicense implicit as a result of a sale or transfer to an end-user of any Company product, (B) any confidentiality or nondisclosure agreements, in each case entered into in the ordinary course of the Company's business and (C) licenses of commercial off-the-shelf or shrink-wrap computer software;

         (xii) all material contracts and agreements providing for benefits under any Company Benefit Plan;

         (xiii) all material contracts or arrangements (excluding contracts with customs brokers or legal counsel prosecuting patent applications or registrations and/or trademark applications or registrations on behalf of the Company) that, to the Company's knowledge, result in any Person holding a power of attorney from the Company that relates to the Company or its business;

         (xiv) all contracts for employment for persons required to be listed in
      SECTION 3.12(k) of the Disclosure Schedule;

         (xv) all contracts and agreements with any Person authorized to act as a purchasing agent for a third party pursuant to which the Company sells products, has agreed to discount products or pursuant to which the Company has agreed to utilize an electronic business-to-business exchange to sell its products; and

         (xvi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or to the conduct of its business, or the absence of which would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

         (b) (i) Each Material Contract is valid and binding on the Company, and, to the knowledge of the Company, on the other parties thereto (subject, in each case, to the Enforceability Exception) and is in full force and effect (subject to expiration thereof after the date hereof in accordance with the terms of such Material Contract) and represents, together with any other contracts listed on the Company Disclosure Schedule that relate to the same subject matter, the entire agreement between the respective parties with respect to the subject matter of such Material Contract;

         (ii) The Company has not (A) received any written notice of termination or cancellation under any Material Contract, (B) received any written notice of breach or default under any Material Contract, which breach or default has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under any Material Contract that would constitute a breach of such Material Contract; and

         (iii) The Company and, to the Company's knowledge, any other party to each Material Contract, are not in breach or default thereof, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such Material Contract.

         SECTION 3.14. ENVIRONMENTAL MATTERS. The Company (a) is in compliance with all federal, state or local statutes, laws, ordinances, regulations, rules, codes or orders of the United States or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any legally enforceable judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement ("ENVIRONMENTAL LAWS") applicable to the conduct of the Company's business as presently conducted or to the assets and properties owned by the Company, except where noncompliance would not reasonably be expected to have a Company Material Adverse Effect, (b) holds all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law ("ENVIRONMENTAL PERMITS") material to the conduct of the Company's business as presently conducted, except where the failure to have the Environmental Permit would not reasonably be expected to have a Company Material Adverse Effect and (c) is in compliance with its Environmental Permits for the conduct of its business as presently conducted, except where noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written request for information, or been notified in writing that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof ("CERCLA"), or any similar law of any state, locality or any other jurisdiction. The Company has not entered into or agreed in writing to any consent decree or order or is not subject to such judgment, decree or judicial order relating to compliance by the Company with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law ("HAZARDOUS MATERIALS"), and no such investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company.

         SECTION 3.15. PRECLINICAL TESTING AND CLINICAL TRIALS. SECTION 3.15 of the Company Disclosure Schedule sets forth all human clinical trials conducted by the Company, on behalf of the Company, or in which the Company has participated (the "COMPANY ONGOING CLINICAL PROGRAMS"). To the Company's knowledge, the Company Ongoing Clinical Programs were and, if still pending, are being conducted in accordance with applicable laws and regulations, including but not limited to, 21 CFR part 50 (informed consent), part 56 (institutional review boards), part 58 (good laboratory practices), part 812 (investigational device exemptions), and all other applicable laws and regulations, except where the failure to be so conducted would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2000, neither the Company, nor any agent or representative of the Company, has received any written notices or correspondence from the United States Food and Drug Administration or any other governmental agency requiring the delay, termination, suspension or modification of any clinical trials conducted by or on behalf of the Company or in which the Company has participated, or any disqualification of testing facilities used by the Company. To the Company's knowledge, no clinical investigator acting for the Company has been, is or is threatened to become, the subject of any disbarment or disqualification proceedings by any regulatory agency or has been terminated or threatened to be terminated from any such investigation.

         SECTION 3.16.     INTELLECTUAL PROPERTY.

         (a) SECTION 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all U.S. and foreign patents and patent applications and design registrations and applications, all Registered Proprietary Names in all countries of the world and all Unregistered Proprietary Names, all copyright registrations and applications for registration of copyrights in all countries of the world, all domain name registrations and applications for registration of domain names, and mask works and registrations and registration applications relating thereto and all documents and materials that embody, identify or document trade secrets included in the Owned Intellectual Property (as defined in SECTION 10.02) and Licensed Intellectual Property (as defined in SECTION 10.02), and Licenses (as defined in SECTION 10.02) (other than licenses of commercial off-the-shelf or shrink-wrap computer software). The Company does not have any Company Software (as defined in SECTION 10.02).

         (b) To the Company's knowledge (i) (A) the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection with the operation of the business of the Company as currently conducted, and (B) the manufacture, use, offer for sale, and sale of the Pediatric Products (as such products exist as of the date hereof) do not infringe or misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim is pending or, to the Company's knowledge, threatened against the Company alleging any of the foregoing; and (ii) for the conduct of the business of the Company as presently conducted, no right, license, lease, consent, or other agreement is required with respect to any patent, invention, know-how, technology, or the like, and any Proprietary Name, copyright, domain name or other Intellectual Property other than those described in SECTION 3.16(b) of the Company Disclosure Schedule. None of the patents or patent applications listed in SECTION 3.16(a) of the Company Disclosure Schedule is involved in any interference, reexamination, conflict or opposition proceeding, and to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced. None of the Registered Proprietary Names or registrations or applications to use or register such Registered Proprietary Names listed in SECTION 3.16(a) of the Company Disclosure Schedule is involved in any opposition, cancellation, nullification, interference, conflict or concurrent use proceeding, and to the Company's knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced.

         (c) The Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Owned Intellectual Property, and, to the Company's knowledge, is entitled to use the Owned Intellectual Property and the Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Licenses listed on SECTION 3.16(a) of the Company Disclosure Schedule. To the Company's knowledge, none of the activities or business previously or currently conducted by the Company or planned to be conducted by the Company (including the manufacture, use or sale of the future products which are the subject of Company Ongoing Clinical Programs for any clinical indications) infringes, violates or constitutes a misappropriation of, any Intellectual Property rights of any other Person. To the Company's knowledge, the Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation, present or future.

         (d) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company as presently conducted, and there are no other items of Intellectual Property that are material to or necessary for such ordinary day-to-day conduct of such business. To the Company's knowledge, the Owned Intellectual Property and the Licensed Intellectual Property are issued, granted or pending (to the extent such concepts are applicable) and are otherwise in good standing, all without challenge of any kind, and are valid and enforceable, and have not been adjudged invalid or unenforceable (except for challenges to validity that may be received in the ordinary course of the prosecution of patent applications in patent offices) in whole or part and the Company is unaware of any fact which, individually or in the aggregate, would reasonably be argued to detrimentally affect the validity, ownership or enforceability of any item of the Owned Intellectual Property or the Licensed Intellectual Property.

         (e) No legal proceedings are pending or, to the Company's knowledge, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or the Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured, used or sold by the Company infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licenses being licensed are in conflict with the terms of any third party license or other agreement.

         (f) To the Company's knowledge, no third party is engaging in any activity that infringes or misappropriates the Owned Intellectual Property or the Licensed Intellectual Property. With respect to the Company's rights in the Owned Intellectual Property or the Company's right to use the Licensed Intellectual Property, the consummation of the Transactions will not have a Company Material Adverse Effect.

         (g) The Company has delivered or made available to Parent, as requested by Parent, true and correct and complete copies of patents, patent applications, license commitments and other agreements identified in SECTION 3.16(a) of the Company Disclosure Schedule and all applications and registrations for Registered Proprietary Names and copyrights, licenses, leases, commitments and other agreements listed or described in SECTION 3.16(a) of the Company Disclosure Schedule, other than licenses of commercial off-the-shelf or shrink-wrap computer software.

         (h) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets, confidential and/or proprietary information and other Intellectual Property.

         (i) To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other confidential and/or proprietary information or Intellectual Property of the Company by any Person,
(ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent of the Company, and
(iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

         (j) Each current officer or employee of the Company, including but not limited to, all current research and development personnel at the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form attached to SECTION 3.16(j)(i) of the Company Disclosure Schedule. The Company is not aware that any of its officers or employees are in violation of any such agreement.

         SECTION 3.17.     TAXES.

         (a) (i) All Tax Returns (as defined in SECTION 10.02(a) below) in respect of Taxes (as defined in SECTION 10.02(a) below) required to be filed with respect to the Company have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid; (iii) the unpaid Taxes of the Company for Tax periods through June 30, 2001 do not exceed the accruals and reserves for Taxes set forth on the Balance Sheet (exclusive of any accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles; (iv) all such Tax Returns are true, correct and complete in all material respects and properly reflect the Taxes of Company for the periods covered thereby; (v) no adjustment relating to such Tax Returns has been proposed or discussed formally or informally by any Tax Authority (as defined in SECTION 10.02(a) below) and, to the knowledge of the Company, no basis exists for any such material adjustment;
(vi) there are no pending or, to the knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company; (vii) no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax in such jurisdiction; (viii) no consent under Section 341(f) of the Code has been filed with respect to the Company; (ix) there are no Tax liens on any assets of the Company; (x) the Company has not made any payments, is not obligated to make any payments, is not a party to any agreement, and by execution of this Agreement does not become party to an agreement, that under certain circumstances could obligate it to make any payments that would not be deductible by the Company by reason of any one or more of Sections 162(m) and 280G of the Code; (xi) except as provided in SECTION 2.04, no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the Transactions; (xii) the Company has not been a member of any affiliated group (within the meaning of Section 1504(a)(1) of the Code), other than the affiliated group for which the Company files a consolidated Tax Return as the common parent, for any period for which the statute of limitations for any Tax has not expired; (xiii) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;
(xiv) the Company is not subject to any accumulated earnings tax penalty or personal holding company tax; (xv) the Company has not been a party to a transaction described in Section 355 of the Code, and (xvi) since June 30, 2001, the Company has not made, changed or revoked any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or taken or omitted to take any other action with respect to Taxes, if any such action or omission would have the effect, individually or in the aggregate, of materially increasing the Tax liability of the Company, Parent or any affiliate of Parent.

         (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject; (ii) the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code;
(iii) there are no requests for information currently outstanding that could affect the Taxes of the Company; (iv) there are no proposed reassessments of any property owned by the Company that could increase the amount of any Tax to which the Company would be subject; (v) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company; (vi) there are no Tax allocation, sharing or Tax indemnification agreements or arrangements affecting the Company; (vii) the Company has no liability for the Taxes of any Person under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (viii) the Company has not been and is not in violation of any federal, state, local or foreign tax law or the rules and regulations of any Tax Authority except such violation as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; (ix) the Company has not entered into any agreement or arrangement with any Tax Authority that requires the Company to take any action or to refrain from taking any action; (x) no closing agreement pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company; (xi) the Company will not be required to include any amount in income for any taxable period ending after June 30, 2001 as a result of a change in accounting or pursuant to any agreement with any Tax authority with respect to any prior taxable period; (xii) there is no application pending with any Tax Authority requesting permission for any changes in any accounting method of the Company; (xiii) no Tax Authority has proposed any such adjustment or change in accounting method with respect to the Company; (xiv) the Company is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code; and (xv) all monies required to be withheld by the Company and paid to Tax Authorities for all Taxes have been collected or withheld and either paid to the respective Tax Authorities or set aside in accounts for such purpose.

         (c) SECTION 3.17(c) of the Company Disclosure Schedule lists (i) all income Tax Returns filed with respect to the Company for the prior three tax years, (ii) the taxable years of the Company for which the statutes of limitations with respect to income Taxes have not expired, and (iii) those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

         (d) The Company has delivered to Parent complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for the tax years ending on or after December 31, 1997.

         SECTION 3.18. ASSETS. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company owns, leases or has the legal right to use all of the properties and assets, including, without limitation, real property, personal property and Owned Intellectual Property used in or necessary for the conduct of the business of the Company as it is currently conducted (all such properties and assets being the "ASSETS"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all encumbrances, except such encumbrances (a) arising in the ordinary course of business consistent with past practices, (b) reflected in the Company Financial Statements (c) which have not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (d) listed in SECTION 3.18 of the Company Disclosure Schedule.

         SECTION 3.19. CERTAIN INTERESTS. Except as set forth in the Company SEC Reports filed on or prior to the date of this Agreement, the Company has not entered into any transaction with any director, officer or other affiliate of the Company or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

         SECTION 3.20. INSURANCE POLICIES. SECTION 3.20 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies held by the Company. True and complete copies of all such policies have been provided or made available by the Company to Parent. All premiums due on such policies have been paid. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not reasonably be expected to prejudice the Company's ability to make a claim. Such insurance has (i) been maintained in full force and effect and (ii) not been canceled or changed, except to extend the maturity dates thereof.

         SECTION 3.21.     BROKERS. Except the FS Transaction Fee (defined in
SECTION 6.09(a) below) and the Company's arrangement with Adams, Harkness & Hill, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

         SECTION 3.22. VOTE REQUIRED. The only votes of the holders of any classes or series of capital stock of the Company necessary to approve this Agreement and the Transactions (the "COMPANY STOCKHOLDERS' APPROVAL") is (a) the affirmative vote of the holders of at least a majority of the outstanding Company Common Stock as of the record date for such vote, voting as a single class and (b) the affirmative vote of the holders of at least 80% of the Series H Preferred Stock outstanding as of the record date for such vote, voting as a separate class, and each voting in favor of the adoption of this Agreement and the approval of the Merger.

         SECTION 3.23. TAKEOVER RESTRICTIONS. The Company and the Board of Directors of the Company have each taken all action required to be taken by it in order to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, the requirements of Section 203 of the DGCL and any other applicable "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs. Parent represents and warrants to the Company as follows:

         SECTION 4.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that have not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The term "PARENT MATERIAL ADVERSE EFFECT" means any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, operations, financial condition and results of operations of Parent and its subsidiaries taken as a whole or materially impairs or delays the ability of Parent to perform its material obligations under this Agreement or to consummate the Merger; provided, however, that none of the following shall be deemed, singly or in the aggregate, to constitute, or be considered in determining whether there exists, a Parent Material Adverse
Effect: any change, effect, event, occurrence or state of facts resulting from
(i) any factors generally affecting the healthcare or pharmaceutical industry,
(ii) any factors generally affecting general economic conditions or the securities markets, (iii) acts or omissions of the Company, including without limitation acts or omissions contemplated by or pursuant to this Agreement; (iv) acts or omissions of Parent or Merger Sub contemplated by or pursuant to this Agreement; and (v) the pendency or announcement of the Merger.

         SECTION 4.02. CERTIFICATE OF INCORPORATION AND BYLAWS Neither Parent nor Merger Sub is in violation of any of the provisions of their respective certificate of incorporation or bylaws.

         SECTION 4.03. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exception.

         SECTION 4.04. CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement does not, the consummation by Parent and Merger of the Transactions will not, and the performance by Parent and Merger Sub of its obligations hereunder will not:

         (a) conflict with any provision of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub;

         (b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, (iii) the filing of such reports, schedules or materials under the Exchange Act and Regulation MA as may be required in connection with this Agreement and the Transactions, and (iv) such other consents, waivers, approvals, orders, authorizations or permits of or registration, filing with or notification of any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

         (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any material contract of Parent, except for any such conflicts, violations, breaches, defaults, terminations, fees, rights, payments, cancellations or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or such consents, waivers and approvals which if not obtained would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

         (d) conflict with or violate any Law applicable to Parent or Merger Sub or any of its properties or assets except for such conflicts or violations which, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.05. FINANCING. Parent has, and shall have at the Effective Time and at any time thereafter when due, funds available sufficient to permit Parent to pay the Aggregate Merger Consideration pursuant to SECTION 2.01.

         SECTION 4.06. OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. Parent owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         SECTION 4.07. BROKERS. Except for Corporate Development Specialists, Inc., a New Jersey corporation, and Thomas Weisel Partners, the fees of which shall be the sole responsibility of Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

         SECTION 4.08. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (as defined below) will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

         SECTION 5.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement, except as set forth in SECTION 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

         (i) the Company shall conduct its business in the ordinary course consistent with past practice;

         (ii) the Company shall use all reasonable best efforts, in light of the terms of this Agreement, to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and

         (iii) the Company and the board of directors of the Company shall not take any action that would cause the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby to be subject to the requirements of Section 203 of the DGCL or any other applicable "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state.

         By way of amplification and not limitation, except as otherwise contemplated by this Agreement or as set forth in SECTION 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

         (a) adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

         (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants and rights to receive warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, including, without limitation, any grant of options to a "disqualified individual" within the meaning of Section 280G of the Code, except pursuant to the terms of options, warrants or convertible securities outstanding on the date of this Agreement, pursuant to any contracts, instruments or arrangements referred to in SECTION
3.03 or SCHEDULE 3.03 of the Company Disclosure Schedule, or under the Company Stock Plans;

         (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than with respect to the Series H Preferred Stock if required by the terms thereof;

         (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than shares of Series H Preferred Stock if required by the terms thereof;

         (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any equity interest in any corporation, partnership, other business organization or any division thereof or enter into a new line of business or commence business operations outside of its existing area of operations unrelated to the pharmaceuticals and life science areas or, except in the ordinary course of business and consistent with past practice, any assets for a purchase price in excess of $10,000 individually, or $50,000 in the aggregate (excluding money market accounts and similar interests);

         (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, in excess of $5,000 individually or $10,000 in the aggregate;

         (g) authorize any capital expenditure in excess of $10,000 in the aggregate;

         (h) except as required to comply with applicable Law, increase the compensation payable or to become payable to its officers or employees, grant any severance or termination pay, or right thereto, to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, enter into any employment or consulting arrangements or, except as permitted in paragraph (j) below, with any person who provides services to the Company that provides for compensation amounts that are not in accordance with past practice or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

         (i) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

         (j) enter into any contract, agreement or obligation, including without limitation consulting agreements, in excess of $5,000 which shall not terminate or be subject to termination for convenience, in each case, without cost, by the Company upon notice of 30 days or less, except purchase or sales orders issued or received in the ordinary course of business, consistent with past practices;

         (k) enter into any contract relating to the business development of any Pediatric Product or a pharmaceutical product of any third party, including but not limited to licensing, development, co-development, marketing or co-marketing agreements;

         (l) change any method or accounting practice by the Company except for any such change required by applicable Law or GAAP;

         (m) except if required by Law, make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action with respect to Taxes, if any such action or omission would have the effect of materially increasing the Tax liability of the Company, Parent or any affiliate of Parent;

         (n) other than in the ordinary day-to-day conduct of the business of the Company, (i) sell, assign, lease, terminate, abandon, fail to maintain, fail to prosecute as deemed prudent by the Company, transfer or otherwise dispose of or grant any security interest in and to any item of the Owned Intellectual Property or Licensed Intellectual Property, in whole or in part, (ii) grant any license with respect to any Owned Intellectual Property (other than licenses in the ordinary course in connection with sales), or (iii) disclose, or allow to be disclosed, any confidential Owned Intellectual Property, unless such Owned Intellectual Property is subject to a confidentiality or nondisclosure covenant protecting against disclosure thereof; or

         (o) pay, discharge, satisfy or enter into any settlement or consent with respect to any material claim or litigation, (absolute, accrued, asserted or unasserted, contingent or otherwise).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. PREPARATION OF THE PROXY STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a Proxy Statement (the "PROXY STATEMENT") (it being understood and agreed that both parties will use their reasonable best efforts to accomplish this preparation and filing within three (3) weeks after the date hereof). The Company will use its reasonable best efforts to respond to the comments of the SEC in connection with the Proxy Statement and to furnish all information required to prepare the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following completion of any SEC review. If necessary under applicable Law, after the definitive Proxy Statement shall have been mailed, the Company shall promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. The Company shall promptly advise Parent of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         SECTION 6.02. COMPANY STOCKHOLDERS' MEETING. The Company shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of securing the Company Stockholders' Approval, (ii) distribute to the Company Stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the Company Stockholders adopt this Agreement and approve the Merger, (iii) except as otherwise permitted pursuant to Section 6.04, use all reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and to secure the Company Stockholders' Approval; provided, however, the Company shall not be required to retain the services of a proxy solicitor or utilize any Company employees, other than the Company's chief executive officer, to solicit such proxies, and (iv) consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Agreement shall prohibit the Company Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Company Stockholders hereunder if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is legally required for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable Law.

         SECTION 6.03.     ACCESS TO INFORMATION; CONFIDENTIALITY; TRANSITION.

         (a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal


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
counsel, agents and other representatives, collectively, "REPRESENTATIVES") access at reasonable times upon reasonable prior notice to the officers, employees, agents, accountants (subject to execution of customary undertakings), properties, offices and other facilities of the Company and to the books and records thereof, (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request, (iii) deliver to Parent or its Representative copies of all reports regularly prepared by the Company or the Company's Representatives in the ordinary course of the Company's business (other than reports filed with the SEC and publicly available) and such other reports regarding the Company as Parent or its Representatives may reasonably request, and (iv) cause its Representatives to meet regularly with Parent upon the request of Parent at reasonable times and upon reasonable prior notice to discuss the Company and the Company's business. No investigation will affect any of the representations or warranties made herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

         (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of August 20, 2001 and the Confidentiality Agreement dated November 30, 1999 (the "CONFIDENTIALITY AGREEMENTS"), each between the Company and Parent, as applicable, other than the obligations set forth in Sections 2 and 3 of the August 20, 2001 Confidentiality Agreement. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and the Effective Time.

         (c) From the date of this Agreement to the Effective Time, Parent and the Company shall work together to prepare for and facilitate a smooth transition in anticipation of the consummation of the Transaction including, but not limited to, using reasonable best efforts to put in place a six month extension of that certain Warehouse Distribution Agreement by and between the Company and Alpharma dated December 29, 2000, hold periodic meetings with Company sales representatives and hold periodic meetings with Company sales management personnel.

         SECTION 6.04.     NO SOLICITATION OF TRANSACTIONS.

         (a) The Company agrees that (i) it and its officers, directors and employees shall not and (ii) it shall use reasonable best efforts to ensure that its agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal or (B) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with or furnish any information relating to the Company or provide access to the properties, books and records or any confidential information or data of the Company to, any person relating to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) prior to the Company Stockholders' Approval being obtained, providing access to properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the August 20, 2001 Confidentiality Agreement (except for (x) such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and (y) the provisions of Sections 2 and 3 of such Confidentiality Agreement) (provided that all such written information that has not previously been supplied to Parent is also provided on a prior or substantially concurrent basis to Parent), or (iii) prior to the Company Stockholders' Approval being obtained, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii) and (iii), (1) the Company's Board of Directors (after consultation with its independent legal counsel) determines in good faith that such action is legally required for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, (2) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of the Company's Board of Directors (after consultation with its financial advisor), reasonably capable of being financed by such other person and (3) the Company's Board of Directors determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Acquisition Proposal is reasonably likely to lead to a transaction that is reasonably capable of being completed and that, if consummated, would reasonably be expected to result in a transaction more favorable to the Company's Stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and will use its reasonable best efforts to cause any such person (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal or indication (including any subsequent material amendment or modification to such terms and conditions). The Company shall keep Parent promptly informed in all material respects of the status and details of any such Acquisition Proposal.

         (b) The Board of Directors of the Company shall not (i) except as permitted by the proviso of SECTION 6.02, withdraw (or modify in a manner adverse to Parent) or propose publicly to withdraw (or modify in a manner adverse to Parent) the recommendation or declaration of advisability by the Board of Directors of the Company of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (ii) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal (other than an Acquisition Proposal made by Parent), (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement which relates to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in SECTION 6.04(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this SECTION 6.04 to the contrary, if, at any time prior to the Company Stockholder's Approval being obtained, the Company's Board of Directors determines in good faith, after consultation with its financial advisors and independent legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of this SECTION 6.04, that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate this Agreement pursuant to SECTION 8.01(e) and prior to such termination, may take such actions as it reasonably determines to be necessary to satisfy the pre-conditions to termination specified in SECTION 8.01(e).

         (c) For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving assets which, individually or in the aggregate, constitute more than 25% of the consolidated assets or earning power of the Company, (iii) any acquisition or purchase, direct or indirect, of more than 25% of the consolidated assets of the Company, (iv) any acquisition or purchase, direct or indirect, that, if consummated, would result in any person beneficially owning securities constituting more than 25% of any class or series of equity or voting securities of the Company or (v) the sale or license of any Intellectual Property rights related to the Pediatric Products (other than licenses in the ordinary course in connection with sales), in each case, other than the Merger.

         SECTION 6.05. EMPLOYEE BENEFITS MATTERS. The Surviving Corporation shall take all reasonable actions necessary or appropriate to permit the employees who as of the Effective Time were employed by the Company and who continue to be employed by the Surviving Corporation after the Effective Time (the "RETAINED EMPLOYEES") to continue to participate from and after the Effective Time in the Company Benefit Plans in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, the Surviving Corporation may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that the Surviving Corporation shall (a) take all reasonable actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements substantially comparable to those maintained with respect to other Surviving Corporation employees (the "REPLACEMENT PLANS"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have caused a preexisting condition exclusion under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with the Company and its predecessors to the extent such predecessor employment was recognized by the Company and

(2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with the Company and its predecessors to the extent such predecessor employment was recognized by the Company. Notwithstanding anything contained in this Agreement to the contrary, neither the Surviving Corporation, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. Nothing contained in this Agreement shall limit or restrict Parent's right on or after the Effective Time to amend, modify or terminate any of the Company Benefit Plans.

         SECTION 6.06. FURTHER ACTION; CONSENTS; FILINGS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Transactions, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement or the Transactions required under applicable law. The parties hereto shall use their reasonable best efforts to cooperate with each other in connection with the making of all such filings necessary to consummate the Transactions, and shall provide copies of all such documents to the nonfiling party and its legal advisors prior to filing and, if requested, accept all reasonable additions, deletions or changes suggested in connection therewith.

         SECTION 6.07. PUBLIC ANNOUNCEMENTS. The initial public disclosure (the "INITIAL PUBLIC DISCLOSURE") relating to this Agreement shall be a press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, until the Effective Time, unless otherwise required by applicable law, neither party hereto shall issue any press release or otherwise make any public statements with respect to this Agreement or the Transactions without the prior written consent of the other party hereto except that either party may make public statements between the date of the Initial Public Disclosure and the Closing Date solely to the extent that the content of such public statements is limited to the agreed upon text of the Initial Public Disclosure.

         SECTION 6.08. EXPENSES. Other than as set forth in SECTION 2.03(f) and other than expenses incurred in connection with Article IX, all costs and expenses incurred in connection with this Agreement and the Transactions (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) ("EXPENSES") (i) if incurred by Parent or Merger Sub, shall be paid by Parent, and (ii) if incurred by the Company, shall be paid by the Company ("COMPANY EXPENSES"); provided, however, that all Company Expenses actually paid by the Company on or prior to the Closing Date in excess of $1,200,000 shall be deducted from the Initial Merger Consideration by Parent. The Company, prior to the Effective Time, or the Calculation Representative, after the Effective Time, shall provide Parent with copies of all invoices and such other documents requested by Parent reasonably documenting any costs or other expenses to be included within Company Expenses. To the extent that Company Expenses are incurred by the Company in excess of $1,200,000 and have not been previously deducted from the Initial Merger Consideration as contemplated by the preceding sentence, such Company Expenses shall be deducted from the Contingent Payments, if any.

         SECTION 6.09.     OTHER DEDUCTIONS.

         (a) Pursuant to Section 6.4 of that certain Fifth Amended and Restated Securities Purchase Agreement by and among the Company and certain investors dated December 29, 2000, the Company is obligated to pay to Furman Selz Investors II L.P., FS Employee Investors LLC and FS Parallel Fund L.P. (the "FS ENTITIES") an aggregate cash amount equal to $3.0 million (the "FS TRANSACTION FEE") upon completion of a Strategic Transaction, as defined therein. If the Merger is consummated, the FS Transaction Fee shall be paid by Parent or the Surviving Corporation when due and shall be deducted from the Initial Merger Consideration.

         (b) The Company has entered into (i) a retention agreement with Emmett Clemente dated as of August 8, 2001, (ii) a retention agreement with S. Evans dated as of July 10, 2001, (iii) a retention agreement with D. Benn dated as of July 10, 2001, (iv) a retention agreement with Jennifer Marchand dated as of September 24, 2001, (v) a retention agreement with Mark Murray dated as of September 24, 2001, and (vi) a retention agreement with Michael Ferraresso dated as of September 24, 2001 (collectively, "KEY MANAGEMENT" and the retention agreements collectively the "RETENTION AGREEMENTS") which provide for certain cash payments ("RETENTION PAYMENTS") to Key Management upon the consummation of a strategic transaction. The Parent shall pay the Retention Payments which are due at Closing and such Retention Payments shall be deducted from the Initial Merger Consideration. The Surviving Corporation shall pay any Retention Payments due after the Effective Time which Retention Payments, to the extent not previously deducted from the Initial Merger Consideration, shall be deducted from the Contingent Payments, if any.

         (c) The Company has entered into amendments to certain consulting agreements (the "CONSULTING AGREEMENTS") with each of Robert E. Baldini and Joseph R. Ianelli (the "CONSULTANTS") as follows: (i) Amendment No. 1 to Consulting Agreement dated as of July 12, 2001 with Robert E. Baldini and (ii) Amendment No. 1 to Consulting Agreement with Joseph R. Ianelli dated as of July 9, 2001, each of which provide for certain cash payments ("TRANSACTION INCENTIVES") upon the sale of the Company. Parent shall pay the Transaction Incentives when due and the Transaction Incentives shall be deducted from the Initial Merger Consideration.

         SECTION 6.10. COMPANY NOTES. Simultaneous with the consummation of the Merger, Parent shall, on behalf of the Company, prepay the principal amounts outstanding, plus all accrued and unpaid interest, under the Company Notes (including any interest which has accrued in accordance with the terms of the Company Notes between the date hereof and such date of prepayment) (such aggregate amount being the "COMPANY NOTES AMOUNT") in full satisfaction of the Company's obligations under the Company Notes. The Company Notes Amount shall be deducted from the Initial Merger Consideration.

         SECTION 6.11.     DIRECTOR AND OFFICER INDEMNIFICATION.

         (a) For six years after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (each a "COMPANY INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under DGCL (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated if at least as favorable) or the Surviving Corporation's certificate of incorporation and bylaws, except to the extent such amounts are paid under directors' and officers' liability insurance; provided, that any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth under the DGCL (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated if at least as favorable), the Surviving Corporation's certificate of incorporation or bylaws, as the case may be, shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Company Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Company Indemnified Party. In the event that any claim or claims are brought against any Company Indemnified Party (whether arising before or after the Effective Time), such Company Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to the Company (if selected prior to the Effective Time), and the Surviving Corporation (if selected after the Effective Time).

         (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, purchase additional officers' and directors' liability insurance coverage that (i) extends the existing officers' and directors' liability insurance coverage to total coverage of $20 million and (ii) extends the period of coverage to include the period commencing on the Effective Time and ending not less than six years after the Effective Time, but in each case only to the extent related to actions or omissions at or prior to the Effective Time.

         SECTION 6.12. NOTIFICATION OF CERTAIN MATTERS. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (ii) any failure of Parent or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and which, in either (i) or (ii), in each case or when aggregated with any other event or failure, would reasonably be expected to provide the notified party the right to terminate this Agreement pursuant to
SECTION 8.01; provided, however, that the delivery of any notice pursuant to this SECTION 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.13. PEDIATRIC PRODUCT SALES, MARKETING AND DEVELOPMENT. From and after the Effective Time, Parent shall use commercially reasonable efforts to market, promote and sell the Commercial Pediatric Products, which efforts shall include the allocation of efforts and resources consistent with the resources allocated by Parent to the marketing, promotion and sale of other commercially available products of Parent with comparable commercial opportunity in the marketplace. From and after the Effective Time, Parent shall use commercially reasonable efforts to develop, market commercialize and sell the Development Pediatric Products, which efforts shall include the allocation of efforts and resources consistent with the resources allocated by Parent to the development, marketing, commercialization and sale of other in development products of Parent with comparable commercial opportunity in the marketplace.

         SECTION 6.14.     OTHER MATTERS.

         (a) The Company shall use its reasonable best efforts to:

         (i) purchase a tail insurance policy (the "EXTENSION POLICY") providing extended insurance coverage as follows: (A) a products liability policy extension for 3 years from the Effective Time, (B) employment practices liability policy extension for 3 years from the Effective Time and (C) fiduciary liability policy extension for 3 years from the Effective Time, the cost of which shall be paid by Parent or the Surviving Corporation.

         (ii) maintain in full force and effect the Company's worker's compensation insurance policy and take such steps as are reasonably requested by Parent to keep such coverage in effect post Closing through the end of its current term, any additional cost of which shall be paid by Parent or the Surviving Corporation (the "WORKERS COMP POLICY");

         (iii) obtain the written resignations of each member of the board of directors (the "BOARD RESIGNATIONS") of the Company, in each case effective upon the Effective Time; and

         (iv) obtain the written resignations of each officer (the "OFFICER RESIGNATIONS") of the Company, in each case effective upon the Effective Time; and

         (v) obtain an amendment to the Depositary Agreement (the "DEPOSITARY AMENDMENT") which amendment shall be reasonably satisfactory to Parent and shall provide, for (A) the consent to the arbitration provisions contained in SECTION 2.03 of this Agreement and (B) the binding effect of the designation of the Calculation Representative pursuant to SECTION 9.04 of this Agreement.

         (b) The Parent or the Surviving Corporation shall upon receipt of customary documentation from the Company to Parent or the Surviving Corporation:

         (i) reimburse the Company for the purchase by the Company of the Extension Policy; and

         (ii) reimburse the Company for the additional costs, if any, associated with the maintenance and keeping effective by the Company of the Workers Comp Policy.

         (c) The Company will use its reasonable best efforts to have BancBoston Ventures, Inc. ("BANCBOSTON") execute and deliver the Exclusive Remedy Agreement, in the capacity of a Depositary Holder (as defined in the Exclusive Remedy Agreement), with respect to the Depositary Shares held by BancBoston. The Company will use its reasonable best efforts to have BancBoston execute and deliver the Note Agreement, in the capacity of a Note Holder (as defined in the Note Agreement) with respect to the 8% Convertible Subordinated Notes and the 8% Subordinated Notes held by BancBoston. The Company shall give such notice to BancBoston as shall be necessary to permit the Company to redeem at the Effective Time the 8% Convertible Subordinated Notes and the 8% Subordinated Notes held by BancBoston.

         SECTION 6.15. VOTING AGREEMENT. Parent agrees that it will not (i) amend or modify the Voting Agreement in any manner, (ii) purchase any of the Subject Shares (as defined in the Voting Agreement) other than pursuant to this Agreement, (iii) enter into an agreement with the Stockholders (as defined in the Voting Agreement) inconsistent with the Voting Agreement or which imposes on any of such Stockholders additional obligations from those set forth in the Voting Agreement, in any case without the prior written consent of the Company, which consent shall not be unreasonably withheld.

                                  ARTICLE VII

                        CONDITIONS TO THE MERGER SECTION

         SECTION 7.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date by Parent or the Company of the following conditions:

         (a) the Company shall have received the Company Stockholders' Approval;

         (b) no Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "ORDER") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and the Transactions;

         (c) other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the Transactions, the failure of which to file, obtain or occur would reasonably be expected to have, directly or indirectly, a Parent Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect;

         (d) the Company shall have obtained the Extension Policy which Extension Policy shall be in full force and effect; and

         (e) the Company shall have maintained the Workers Comp Policy which Workers Comp Policy shall be in full force and effect.

         SECTION 7.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) on or prior to the Closing Date by Parent of the following additional conditions:

         (a) each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted or contemplated by the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect;

         (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to that effect;

         (c) the Company shall have received, each in form and substance reasonably satisfactory to Parent, all third party consents necessary to consummate the Transactions, the failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect;

         (d) no event or events shall have occurred, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

         (e) the Company shall have executed the Certificate of Merger for filing pursuant to SECTION 1.02 hereof with the Secretary of State of the State of Delaware;

         (f) the Company shall have delivered to Parent the fully executed Board Resignations and Officer Resignations;

         (g) there shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Authority is a party (i) seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any material portion of their respective businesses or assets;

         (h) Dissenting Shares shall comprise not more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time; and

         (i) the Company shall have amended that certain Product Purchase Agreement by and between the Company and Alpharma to (i) provide that the assignment and assumption of certain GPO contracts from the Company to Alpharma was in part and not in whole and (ii) obtain all third party consents associated with consummation of the transactions contemplated by the Product Purchase Agreement.

         SECTION 7.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) by the Company following additional conditions:

         (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Effective Time, as though made on and as of the Effective Time, except (i) for such failures, individually or in the aggregate, to be true and correct that would not have a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date; and (iii) for changes expressly permitted or contemplated by the terms of this Agreement, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect; and

         (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to that effect.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Company Stockholders, as follows:

         (a) by mutual written consent duly authorized by the Board of Directors of each of Parent and the Company;

         (b) by Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 2002 (the "DROP DEAD DATE"); provided, however, that if SEC review of the

Proxy Statement shall have occurred and such SEC review has not been completed by December 31, 2001, then the Drop Dead Date shall be February 28, 2002; provided, further, that the right to terminate this Agreement under this SECTION 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by Parent or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger; provided, however, that the right to terminate this Agreement under this SECTION 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement hereunder has been the cause of, or resulted in, such Order;

         (d) by Parent (i) if the Board of Directors of the Company (or any committee thereof) (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or (y) shall have recommended to the Company Stockholders any Acquisition Proposal (other than an Acquisition Proposal made by Parent); (ii) if the Company shall have entered into an agreement with respect to an Acquisition Proposal (other than an Acquisition Proposal made by Parent); or (iii) the Company shall have willfully and materially breached any of its obligations under SECTIONS 6.02 or 6.04;

         (e) by the Company, if, prior to the Company Stockholders' Approval having been obtained, (i) the Company simultaneously enters into a definitive agreement for a Superior Proposal in accordance with (and has otherwise complied with) the terms of this SECTION 8.01(e), including the notice provisions herein,
(ii) the Company makes the payment of the Termination Fee as required pursuant to SECTION 8.02 of this Agreement for which the Company is responsible under
SECTION 8.02 of this Agreement, (iii) the Company has complied in all material respects with SECTION 6.04, (iv) the Company has provided Parent, three Business Days prior to such termination, a written summary of the material terms and conditions of such Acquisition Proposal (such three Business Day period shall end at the same time of day on the third Business Day as such written summary was provided to Parent by the Company) and (v) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, be reasonably available to negotiate with Parent any amendment to the terms and conditions of this Agreement or new offer that Parent determines to propose, and Parent does not make, within such three Business Day period, an offer to the Company that is at least as favorable, in the Board of Directors' good faith judgment, to the Company's Stockholders from a financial point of view as the pending Acquisition Proposal;

         (f) by the Company or Parent, if, at the Company Stockholders Meeting (including any adjournment or postponement), the Company Stockholders' Approval shall not have been obtained; or

         (g) by Parent or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) would, if uncured at Closing, cause the conditions set forth in SECTION 7.02 (in the case of termination by Parent) or SECTION 7.03 (in the case of termination by the Company) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the breaching party of written notice of such breach from the other party.

         SECTION 8.02. NOTICE OF TERMINATION; EFFECT OF TERMINATION. In the event the Company or Parent shall elect to terminate this Agreement pursuant to
SECTION 8.01, it shall give written notice of such termination to the other party, which notice shall state the reasons for such termination.

         (a) In the event of termination of the Agreement pursuant to this
Article VIII, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this SECTION 8.02 and except for the provisions of SECTIONS 6.03(b), 6.07, 10.03, 10.08, 10.11 and 10.12, provided that nothing herein shall relieve any party from liability for any willful breaches hereof that shall have occurred prior to termination.

         (b) In the event that this Agreement is terminated pursuant to SECTION 8.01(d), SECTION 8.01(e) or SECTION 8.01(f), then the Company shall promptly (and in any event within one Business Day after such termination or, in the case of any such termination by the Company, simultaneously with such termination (such termination not to be effective unless such payment is made)) pay to Parent an amount equal to a termination fee of $2,000,000 (the "TERMINATION FEE").

         (c) In the event (i) an Acquisition Proposal shall have been made to the Company or an Acquisition Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (ii) this Agreement is terminated by the Company or Parent pursuant to SECTION 8.01(b) (and the Acquisition Proposal shall not have been abandoned or withdrawn prior to such termination) and (iii) within twelve months after such termination the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; then the Company shall promptly (and in any event within one Business Day after entering into such agreement or consummating an Acquisition Proposal), pay Parent an amount equal to the Termination Fee. Solely for purposes of this
SECTION 8.02(c), (i) all references to 25% in the definition of Acquisition Proposal shall be 40%, (ii) the references to tender offer and exchange offer in the definition of Acquisition Proposal shall only mean such an offer that relates to 40% or more of the Company's outstanding Common Stock, and (iii) the reference to a sale or license of any Intellectual Property rights related to the Pediatric Products in clause (v) of the definition of Acquisition Proposal shall mean only such a sale or license that relates to such rights that comprise 40% or more of the fair market value of all such rights of the Company.

         (d) Parent and the Company agree that the agreements contained in SECTIONS 8.02(b) and 8.02(c) are an integral part of the transactions contemplated by this Agreement and that the Termination Fee constitutes liquidated damages and not a penalty.

         (e) Notwithstanding anything to the contrary contained herein, receipt by Parent of the amounts payable pursuant to SECTION 8.02(b) or SECTION 8.02(c) shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement pursuant to SECTIONS 8.01(d), 8.01(e) or 8.01(f) other than with respect to liabilities arising out of or attributable to the willful breach by the Company of any covenant or agreement in this Agreement.

         SECTION 8.03. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The delay in or failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a wavier of such rights.

                                   ARTICLE IX

                                 RIGHT OF SETOFF

         SECTION 9.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OTHER OBLIGATIONS.

         (a) The respective representations and warranties of the Company, Parent and the Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. The respective agreements, covenants and obligations made or undertaken by the Company, Parent, the Merger Sub and the Surviving Corporation contained in this Agreement shall survive the Closing and shall not merge in the performance of any obligation by any party hereto, and shall remain in full force and effect, unless, in respect of any agreement, covenant or obligation, some specified period is set forth in this Agreement.

         (b) Notwithstanding any other provisions hereof, the obligations of the Surviving Corporation contained in this Agreement, including but not limited to the obligations contained in SECTION 6.11, shall be binding upon the successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Surviving Corporation honor the Surviving Corporation's obligations set forth in this Agreement, including but not limited to the obligations contained in SECTION 6.11.

         (c) The obligations of Parent or the Surviving Corporation, as the case may be, under SECTIONS 6.09, 6.10, 6.11 and 6.13 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Person to whom SECTIONS 6.09, 6.10, 6.11 or 6.13 applies without the consent of such affected Person (it being expressly agreed that the Person(s) to whom SECTIONS 6.09, 6.10, 6.11 and 6.13 apply shall be third party beneficiaries of SECTIONS 6.09, 6.10, 6.11 and 6.13, each of whom may enforce the provisions of SECTIONS 6.09, 6.10, 6.11 and 6.13).

         SECTION 9.02.     RIGHT OF SETOFF AGAINST THE CONTINGENT PAYMENTS.

         (a) After the Effective Time, Parent shall have the right to setoff against any future Contingent Payments any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses and other reasonable costs of defending, investigating or settling claims) (hereinafter, a "LOSS"), actually suffered or incurred by Parent or its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "PARENT AFFILIATED Parties") arising out of or resulting from one or more bona fide claims by third parties ("THIRD PARTY CLAIMS") made against a Parent Affiliated Party prior to the date that is two
(2) years after the Effective Time (the "EXPIRATION TIME"), but not if made thereafter, to the extent such claims arise out of:

         (i) Section 9.02 Liabilities (as defined in SECTION 10.02(a) below) of the Company as of the date of the Balance Sheet to the extent not fully reflected or reserved against on the Balance Sheet; or

         (ii) Section 9.02 Liabilities incurred subsequent to the date of the Balance Sheet, other than (with respect to this clause (ii) and not with respect to clause (iii)) Section 9.02 Liabilities incurred by the Company subsequent to the date of the Balance Sheet in the ordinary course of business which would have been reflected on or reserved against on the Balance Sheet in accordance with GAAP and consistent with past practices had they been incurred and not satisfied on or prior to the date of the Balance Sheet; or

         (iii) Section 9.02 Liabilities which are contingent liabilities and which, in accordance with GAAP and consistent with past practices, the Company determines prior to the Effective Time are "probable" claims.

         All Losses under this SECTION 9.02(a) shall be determined net of all insurance proceeds received or receivable. Parent shall, and shall cause the Parent Affiliated Parties to, use reasonable efforts to mitigate any Losses (which shall not include any obligation to expend any material funds).

         (b) Notwithstanding anything to the contrary contained in this Agreement, the sole remedy of the Parent Affiliated Parties with respect to Third Party Claims shall be the right of setoff pursuant to this SECTION 9.02, and:

         (i) the maximum aggregate amount of Losses arising out of or resulting from Third Party Claims that may be setoff against the Contingent Payments shall be limited to $50,000,000 and the setoff against the Contingent Payments pursuant to SECTION 9.02(c) shall be the Parent Affiliated Parties' sole remedy to receive any payments pursuant to this SECTION 9.02; and

         (ii) no Losses with respect to any Third Party Claims shall be setoff against the Contingent Payments until such time as the aggregate amounts of all such Losses shall equal or exceed $250,000 (the "DEDUCTIBLE"), and then only with respect to the excess thereof over $250,000.

         (c) Any Loss of any Parent Affiliated Party pursuant to this SECTION
9.02 may only be satisfied by setoff against any Contingent Payment which may become payable to the Company Stockholders pursuant to SECTION 2.03 on or after the date of the setoff (except, as to a particular claimed Loss, to the extent of amounts withheld as to such Loss in accordance with the following sentence) including, without limitation, any Contingent Payments to be paid or earned after the Expiration Time so long as the Third Party Claim with respect to such Loss was made prior to the Expiration Time. In the event that Parent claims a setoff is due pursuant to SECTION 9.02(a), Parent may withhold a portion of a Contingent Payment that is otherwise due pursuant to SECTION 2.03 until the dispute with respect to the Loss is resolved; provided, however, that in no event shall Parent withhold a portion of the Contingent Payment in excess of the amount of the Loss in dispute. In the event that, upon resolution of such dispute in accordance with SECTION 9.03, Parent is deemed to have incorrectly withheld a portion of a Contingent Payment, Parent shall promptly pay such incorrectly withheld portion to the Paying Agent in cash, together with interest on such portion calculated from the date such withheld portion should have been paid and calculated at the lesser of (i) five percent (5%) per annum, compounded annually, or (ii) the highest rate permitted by Law. The failure to withhold a sufficient portion of a Contingent Payment with respect to Losses shall not limit or restrict the right of any Parent Affiliated Party to setoff such Losses against one or more future Contingent Payments.

         SECTION 9.03.     PROCEDURE FOR THIRD PARTY CLAIMS.

         (a) The obligations and liabilities with respect to Losses arising from Third Party Claims under this Article IX shall be governed by and contingent upon the following additional terms and conditions: (i) no claim may be asserted or setoff made related to any Third Party Claim unless written notice of such Third Party Claim is received by the Calculation Representative prior to the end of the Expiration Time; and (ii) if the Parent Affiliated Party shall receive notice of any Third Party Claim, Parent shall give the Calculation Representative notice of such Third Party Claim promptly following the receipt by the Parent Affiliated Party of such notice; provided, however, that the failure to provide such notice shall not affect or reduce the Parent's right to setoff, except to the extent that the amount of setoff is increased by such failure. The notice of claim shall describe in reasonable detail the facts and circumstances known to the Parent Affiliated Party that gave rise to such Third Party Claim, and the amount or good faith estimate of the amount arising therefrom.

         (b) If the Calculation Representative acknowledges in writing the Parent's right to setoff against the Contingent Payments any Losses that may result from such Third Party Claim, then the Calculation Representative shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Parent within 15 days of the receipt of such notice from the Parent (and, to the extent the Calculation Representative defends such Third Party Claim, the costs and expenses of counsel for the Parent Affiliated Parties shall not constitute Losses); provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Parent Affiliated Party, based on the advice of Parent's counsel, for the same counsel to represent both the Parent Affiliated Party and the Calculation Representative, then the Parent Affiliated Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, and Parent may setoff such expenses against any future Contingent Payments to the extent otherwise provided herein; provided that the Parent Affiliated Parties shall not be entitled to select more than one counsel in any jurisdiction. In the event that the Calculation Representative exercises the right to undertake any such defense against any such Third Party Claim as provided above, each Parent Affiliated Party shall cooperate with the Calculation Representative in such defense and make available to the Calculation Representative, at such Parent Affiliated Party's expense, all witnesses, pertinent records, materials and information in such Parent Affiliated Party's possession or under such Parent Affiliated Party's control relating thereto as are reasonably required by the Calculation Representative. Similarly, in the event such Parent Affiliated Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Calculation Representative shall cooperate with the Parent Affiliated Party in such defense and make available to the Parent Affiliated Party, all such witnesses, records, materials and information in the Calculation Representative's possession or under the Calculation Representative's control relating thereto as are reasonably required by the Parent Affiliated Party. No such Third Party Claim may be settled by Calculation Representative without the prior written consent of the Parent unless the Parent Affiliated Parties are released in full in connection with such settlement. A Parent Affiliated Party may settle any Third Party Claim without the consent of the Calculation Representative; provided, however, that the Parent Affiliated Party may not setoff such settled Third Party Claim against any Contingent Payment, any future Contingent Payment or amounts withheld from Contingent Payments pursuant to
SECTION 9.02(c) unless the Calculation Representative consented to such settlement. Notwithstanding the foregoing, if Parent notifies the Calculation Representative in writing of its desire to settle a Third Party Claim and the Calculation Representative does not within 10 Business Days of such notice consent to such settlement, then Parent may at any time or from time to time setoff against any Contingent Payment, any future Contingent Payments and any amounts withheld from Contingent Payments pursuant to SECTION 9.02(c) relating to such claim, any and all reasonable attorneys' and consultants' fees and expenses and other reasonable costs of defending, investigating or settling such claims (collectively, the "DEFENSE COSTS") with respect to such Third Party Claim, whether incurred before or after such notification; provided, however, if Parent does not settle such Third Party Claim and as a result of a final, non-appealable judgment, no Parent Affiliated Party is liable to any party or parties with respect to such Third Party Claim then in such case, Parent shall not be entitled to setoff the Defense Costs with respect to such Third Party Claim and shall reimburse any Defense Costs previously setoff with respect to such Third Party Claim.

         SECTION 9.04. CALCULATION REPRESENTATIVE. FS Private Investments, LLC ("FS PRIVATE") or any affiliate of FS Private as FS Private shall designate (the "FS DESIGNEE"), ("FS Private or the FS Designee, as the case may be, being referred to herein as "CALCULATION REPRESENTATIVE"), shall have full authority to act and to take any and all actions required or permitted to be taken under this Agreement, with respect to any claims (including the settlement thereof) made by one or more Parent Affiliated Parties for setoff pursuant to this
Article IX or any dispute, claim or controversy under SECTION 2.03(d). In the event that FS Private, the FS Designee or any subsequent Calculation Representative resigns as Calculation Representative or is no longer able to perform such duties, Emmett Clemente, or if he is unable or unwilling to serve, a Person (selected by an arbitrator listed on the Panel List) who is willing to serve in such capacity, shall be the Calculation Representative; provided that if the FS Designee resigns, FS Private shall again have the right to designate an affiliate as Calculation Representative. Neither the Calculation Representative nor any of its directors, officers, agents or employees shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Calculation Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Calculation Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Calculation Representative shall not be required to exercise any discretion or take any action. The Parent Affiliated Parties shall be entitled to rely on all statements, representations and decisions of the Calculation Representative. Any out-of-pocket costs or expenses incurred by the Calculation Representative in performing its duties and responsibilities under this Agreement, and not paid by Parent or otherwise reimbursed to the Calculation Representative as provided in this Agreement, shall be (x) deducted from any unpaid Contingent Payments, if any, and paid by Parent to the Calculation Representative solely from such future Contingent Payments, if any, and (y) treated as Contingent Payment Adjustments; provided, however, the Calculation Representative's rights under this sentence are subordinated to Parent's prior right of setoff as to any unpaid amounts to which Parent has made a claim under Article IX.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed given if given in writing and delivered in person, or mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a nationally recognized overnight courier service, or confirmed facsimile transmission to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this SECTION 10.01):

         if to Parent or Merger Sub or, after the Closing, the Surviving
Corporation:

              Medicis Pharmaceutical Corporation
              8125 N. Hayden Road
              Scottsdale, Arizona  85258
              Facsimile:  (602) 778-6007
              Attn:  Jonah Shacknai

         with a copy to each of:

              Medicis Pharmaceutical Corporation
              8125 N. Hayden Road
              Scottsdale, Arizona 85258
              Facsimile:  (602) 808-3881
              Attn:  General Counsel

              and

              Akin, Gump, Strauss, Hauer & Feld, L.L.P.
              1700 Pacific Ave., Suite 4100
              Dallas, Texas 75201
              Facsimile: (214) 969-4343
              Attention: Michael E. Dillard, P.C.

         if to the Company before the Closing:

              Ascent Pediatrics, Inc.
              187 Ballardvale Street, Suite B215
              Wilmington, MA 01887
              Facsimile: (978) 658-3939
              Attn:  President

         with a copy to:

              Hale and Dorr LLP
              60 State Street
              Boston, MA 02109
              Facsimile:  (617) 526-5000
              Attention:  David E. Redlick, Esq.

         if to the Calculation Representative:

              Calculation Representative
              c/o FS Private Investments LLC
              520 Madison Avenue, 8th Floor
              New York, New York 10022
              Facsimile: (212) 284-1717
              Attn:  Brian Friedman

         with a copy to:

              Stroock & Stroock & Lavan LLP
              180 Maiden Lane
              New York, NY 10038-4982
              Facsimile:  (212) 806-6006
              Attention:  Melvin Epstein, Esq.

         All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgement of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgement of receipt returned to the sender by the applicable postal authorities, the confirmation of delivery rendered by the applicable overnight courier service, or the confirmation by the sender of a successful facsimile transmission to the person to whom such notice was sent via facsimile.

         SECTION 10.02. CERTAIN DEFINITIONS.

         (a) As used in this Agreement, the following terms shall have the following meanings:

         (i) "AFFILIATE" of a specified Person means a Person who directly, or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

         (ii) "AGGREGATE INITIAL COMMON STOCK CONSIDERATION" means the Aggregate Merger Consideration excluding the Contingent Payments and the Excess Warrant Proceeds.

         (iii) "AGGREGATE MERGER CONSIDERATION" means the Initial Merger Consideration plus the Contingent Payments (as defined in SECTION 2.03(A)), if earned pursuant to SECTION 2.03 and the Excess Warrant Proceeds, if any.

         (iv) "AGGREGATE SERIES H MERGER CONSIDERATION" means the product of (i) the Series H Merger Consideration and (ii) the number of shares of Series H Preferred Stock issued and outstanding immediately prior to the Effective Time.

         (v) "BENEFICIAL OWNER", with respect to any shares, means a Person who shall be deemed to be the beneficial owner of such shares under Rule 13d-3 of the Exchange Act.

         (vi) "BUSINESS DAY" means any day on which banks are not required or authorized to close in New York City, New York.

         (vii) "COMMERCIAL PEDIATRIC PRODUCTS" means collectively, Orapred(R) prednisolone sodium phosphate oral solution (15mg prednisolone per 5ml), Primsol(R) trimethoprim HCl oral solution (50mg/5ml) and Pediamist(R) nasal saline spray.

         (viii) "COMMON STOCK CASH MERGER CONSIDERATION" means the amount equal to (i) the result of the Initial Merger Consideration less the Aggregate Series H Merger Consideration, divided by (ii) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (B) the number of shares of Company Common Stock issuable upon the exercise of In-the-Money Warrants.

         (ix) "COMMON STOCK MERGER CONSIDERATION" means the Common Stock Cash Merger Consideration plus the right to receive the Contingent Per Share Payment, if any, and the Per Share Excess Warrant Proceeds, if any.

         (x) "COMPANY SOFTWARE" means Software used by the Company in its business as such Software exists on the date hereof that is either (A) material to the operation of the business of the Company, (B) manufactured, distributed, sold, licensed or marketed by the Company or
      (C) developed by or for the Company; provided however, that Company Software shall not include financial reporting Software or similar Software.

         (xi) "CONTINGENT PAYMENT ADJUSTMENTS" means any deductions for the Alpharma Payments pursuant to SECTION 2.03(a)(vii), deductions pursuant to
      SECTION 2.03(f), any deductions for Company Expenses in excess of $1,200,000 in accordance with SECTION 6.08, any deductions for Retention Agreements pursuant to
      SECTION 6.09(b), and any payments to the Calculation Representative in accordance with SECTION 9.04, each to the extent not previously deducted from the Initial Merger Consideration or in calculating any prior Contingent Payment.

         (xii) "CONTINGENT PER SHARE PAYMENT" means, with respect to each Contingent Payment, an amount equal to (A) the applicable Contingent Payment amount divided by (B) the Per Share Denominator; and the plural of such term means the aggregate of such payments with respect to each share of Company Common Stock.

         (xiii) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         (xiv) "DEVELOPMENT PEDIATRIC PRODUCTS" means, collectively, Acetaminophen extended release sprinkles, Pediavent(R) albuterol extended release suspension, and Non-refrigerated Orapred(R) prednisolone sodium phosphate oral solution (15 mg prednisolone per 5 ml).

         (xv) "DIVESTITURE AMOUNT" means, in the event that Parent divests itself of substantially all of its right, title and interest in and to a Pediatric Product, a one time payment of an amount equal to the product of
      (a) the direct consideration received by Parent for such Pediatric Product, net of Parent's out-of-pocket transaction costs associated with such divestiture and (b) if the divestiture is consummated in the First Premium Year, 5/11; in the Second Premium Year, 4/11; in the Third Premium Year, 3/11; in the Fourth Premium Year, 2/11; or in the Fifth Premium Year, 1/11.

         (xvi) "GAAP" means United States generally accepted accounting principles.

         (xvii) "INITIAL MERGER CONSIDERATION" means $60.0 million in cash, plus the aggregate consideration paid to the Company from the date hereof to the Effective Time in connection with the exercise of Company Options and Company Warrants, (a) less all Company Expenses actually paid by the Company on or prior to the Closing Date in excess of $1,200,000 and (b) less the payments required to be made pursuant to SECTIONS 6.09 and 6.10.

         (xviii) "INTELLECTUAL PROPERTY" means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), designs, improvements and United States, foreign and international patents, patent applications, design registrations and applications, and statutory invention registrations, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations relating thereto, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and all goodwill associated therewith, including United States and foreign mark registrations and applications for registration thereof, (c) copyrightable works and copyrights, including registrations and applications for registration thereof, (d) trade secrets and/or confidential and/or proprietary information relating to the business, including but not limited to: processes, formulae, compositions, methods, schematics, technology, technical data, know-how, drawings, customer and supplier lists, pricing and cost information, computer software programs or applications and tangible or intangible proprietary information or material, (e) mask works and all applications, registrations and renewals relating thereto, (f) rights of privacy, personal and moral rights, publicity and endorsement, and all other rights associated therewith in any jurisdiction and (g) Software.

         (xix) "IN-THE-MONEY WARRANTS" means Company Warrants issued and outstanding immediately prior to the Effective Time having an exercise price of $.40 or less.

         (xx) "KNOWLEDGE" of a Person shall mean the actual knowledge of any fact, circumstance or condition by such Person, or, in the case of a non-natural Person, the officers and management employees of such Person.

         (xxi) "LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property licensed to the Company pursuant to the Licenses.

         (xxii) "LICENSES" mean (A) licenses of Owned Intellectual Property by the Company to third parties, (B) licenses of Intellectual Property by third parties to the Company as of the date hereof, and (C) agreements between the Company and third parties for the development of Intellectual Property.

         (xxiii) "MERGER CONSIDERATION" means the consideration for the Company Stock provided for in SECTION 2.01.

         (xxiv) "NET SALES" means the sum of (A) the difference between (x) the gross amount invoiced by Parent or its subsidiaries, affiliates, licensees or sublicensees from or on account of sales of Pediatric Products less (y) any Net Sales Deductions; provided, however, the Company will allocate Net Sales Deductions to the Pediatric Products only in an equitable manner consistent with the manner in which it allocates Net Sales Deductions in the balance of its business, plus (B) any amount received by Parent or its affiliates under any copromotion, marketing or similar agreement with any of the entities listed on SECTION 10.02(a)(xxiv) of the Company Disclosure Schedule which provides for Parent or its affiliates to promote or market the pharmaceutical products described on SECTION 10.02(a)(xxiv) of the Company Disclosure Schedule.

         (xxv) "NET SALES DEDUCTIONS" means any amounts deducted on Net Sales invoices, in accordance with GAAP applied in a consistent manner with the past practices of Parent related to sale of its other products for: (A) normal, customary trade discounts (including volume discounts) actually given or made, (B) credits, chargebacks, reductions, rebates, allowances and adjustments for rejections, recalls, outdated products and returns,
      (C) freight, shipping, insurance and other transportation charges, and (D) sales, use, excise, value-added and similar taxes or duties imposed on the sale (other than income taxes).

         (xxvi) "OWNED INTELLECTUAL PROPERTY" means all Intellectual Property owned by the Company.

         (xxvii) "PEDIATRIC PRODUCTS" means, collectively, the Commercial Pediatric Products, and the Development Pediatric Products, in any variation of these formulations containing the specified active ingredients in any dosage form or by any name called.

         (xxviii) "PER SHARE DENOMINATOR" means a number (which is subject to adjustment from time to time) that as of the point in time at which this term is used for any particular calculation equals the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (B) the number of shares of Company Common Stock issuable upon the exercise of In-the-Money Warrants plus (C) in the event that Out-of-the-Money Warrants are exercised after the Effective Time, the aggregate number of shares of Company Common Stock for which such Out-of-the-Money Warrants are exercised as of the point in time at which this term is used for any particular calculation;

         (xxix) "PER SHARE EXCESS WARRANT PROCEEDS" means, with respect to any payment of Excess Warrant Proceeds, an amount equal to (A) the applicable amount of Excess Warrant Proceeds divided by (B) the Per Share Denominator, as adjusted from time to time.

         (xxx) "PER SHARE MERGER CONSIDERATION" means, as applicable, the Common Stock Merger Consideration or the Series H Merger Consideration.

         (xxxi) "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

         (xxxii) "PREMIUM YEAR" means each of five consecutive twelve month periods commencing on the first day of the first calendar month after the Closing Date, with the fifth Premium Year ending one day prior to the fifth anniversary of such commencement date.

         (xxxiii) "REGISTERED PROPRIETARY NAME" means all trade marks, trade names, brand names, and service marks registered or the subject of applications for registration filed by Company in any country or governmental unit thereof throughout the world.

         (xxxiv) "SECTION 9.02 LIABILITIES" means all Liabilities arising out of the conduct of the Company's business prior to the Effective Time other than:

                 (x) Liabilities disclosed in SECTION 9.02 of the Company
            Disclosure Schedule; and

                 (y) Payment or performance obligations under the terms of
            contracts (but not for the breach or non-performance thereof) disclosed in the Company Disclosure Schedule or entered into by the Company prior to the Effective Time without violation of SECTION 5.01.

         (xxxv) "SERIES H CERTIFICATE" means the Company's Certificate of Designation, Voting Powers, Preferences and Rights of Series H Preferred Stock as filed with the Secretary of State of the State of Delaware on December 29, 2000.

         (xxxvi) "SERIES H MERGER CONSIDERATION" means an amount per share of Series H Preferred Stock equal to the Redemption Price (as defined in the Series H Certificate).

         (xxxvii) "SOFTWARE" means computer software and programs in any form, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation and excluding commercial, off-the-shelf software.

         (xxxviii) "SUBSIDIARY" means, with respect to any party, any corporation, partnership, joint venture, limited liability company or other business association or entity, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or
      (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

         (xxxix) "TAX AUTHORITY" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration, imposition, collection, or administration of any Taxes.

         (xl) "TAXES" means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and customs' duties, tariffs and similar charges, whether disputed or not, including any obligations under any agreements or arrangements with any other Person with respect to such amounts, and including any liability arising as a transferee or successor-in-interest.

         (xli) "TAX RETURNS" means any and all reports, returns, declarations, statements or other information required to be supplied to a Tax Authority in connection with Taxes, including any schedules or attachments thereto, and including any amendment thereof.

         (xlii) "UNREGISTERED PROPRIETARY NAME" means all trade marks, trade names, brand names, and service marks used by the Company but not registered or the subject of an application for registration in any country or governmental unit thereof throughout the world.

         (b) The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

        7.5% Convertible Subordinated Notes.................  3.09(b)(iii)
        7.5% Subordinated Notes.............................  3.09(b)(i)
        7.5% Subordinated Note Holders......................  Recitals
        8% Convertible Subordinated Notes...................  3.09(b)(iv)
        8% Subordinated Notes...............................  3.09(b)(ii)
        Acquisition Proposal................................  6.04(c)
        affiliate...........................................  10.02(a)(i)
        Agreement...........................................  Preamble
        Aggregate Initial Common Stock Consideration........  10.02(a)(ii)
        Aggregate Merger Consideration......................  10.02(a)(iii)
        Aggregate Series H Merger Consideration.............  10.02(a)(iv)
        Allocated Consideration.............................  2.04(b)(i)
        Alpharma............................................  Recitals
        Alpharma Payments...................................  2.03(a)(vii)
        Arbitration Notice..................................  2.03(d)(iii)
        Arbitration Rules...................................  2.03(d)(ii)
        Assets..............................................  3.18
        Balance Sheet.......................................  3.09(a)
        BancBoston..........................................  6.14(c)
        beneficial owner....................................  10.02(a)(v)
        Board Resignations..................................  6.14(a)(iii)
        Business Day........................................  10.02(a)(vi)
        Calculation Representative..........................  9.04
        Call Option.........................................  Recitals
        CERCLA..............................................  3.14
        Certificates........................................  2.02(b)
        Certificate of Merger...............................  1.02
        Closing.............................................  1.02
        Closing Date........................................  1.02
        COBRA...............................................  3.12(b)
        Code................................................  2.02(h)
        Commercial Pediatric Products.......................  10.02(a)(vii)
        Common Holder(s) ...................................  2.01(a)(i)
        Common Stock Cash Merger Consideration..............  10.02(a)(viii)
        Common Stock Merger Consideration...................  10.02(a)(ix)
        Company.............................................  Preamble
        Company Benefit Plans...............................  3.12(a)
        Company Common Stock................................  Recitals
        Company Disclosure Schedule.........................  Article III
        Company Expenses....................................  6.08
        Company Financial Statements........................  3.08
        Company Indemnified Party...........................  6.11(a)
        Company Material Adverse Effect.....................  3.01
        Company Notes.......................................  Recitals

        Company Notes Amount................................  6.10
        Company Ongoing Clinical Programs...................  3.15
        Company Optionholder................................  2.04(a)(iv)
        Company Permits.....................................  3.06(a)
        Company SEC Reports.................................  3.07
        Company Software....................................  10.02(a)(x)
        Company Stock.......................................  Recitals
        Company Stock Option................................  2.04(a)(ii)
        Company Stock Plans.................................  2.04(a)(ii)
        Company Stockholders................................  2.02(h)
        Company Stockholders Meeting........................  6.02(i)
        Company Stockholders' Approval......................  3.22
        Company Warrants....................................  2.04(b)
        Company Warrant Holders.............................  2.04(b)
        Confidentiality Agreements..........................  6.03(b)
        Consultants.........................................  6.09(c)
        Consulting Agreements...............................  6.09(c)
        Contingent Payment(s)...............................  2.03(a)
        Contingent Payment Adjustments......................  10.02(a)(xi)
        Contingent Per Share Payment........................  10.02(a)(xii)
        control.............................................  10.02(a)(xiii)
        Deductible..........................................  9.02(b)(ii)
        Defense Costs.......................................  9.03(b)
        Depositary..........................................  Recitals
        Depositary Agreement................................  Recitals
        Depositary Amendment................................  6.14(a)(v)
        Depositary Holder...................................  Recitals
        Depositary Receipt..................................  Recitals
        Depositary Share....................................  Recitals
        Development Pediatric Products......................  10.02(a)(xiv)
        DGCL................................................  Recitals
        Dissenting Shares...................................  2.05(a)
        Divestiture Amount..................................  10.02(a)(xv)
        Drop Dead Date......................................  8.01(b)
        Effective Time......................................  1.02
        Enforceability Exception............................  3.04(a)
        Environmental Laws..................................  3.14
        Environmental Permits...............................  3.14
        ERISA...............................................  3.12(a)
        ERISA Affiliate.....................................  3.12(a)
        Excess Warrant Proceeds.............................  2.04(b)(ii)
        Exchange Act........................................  3.05(b)
        Exclusive Remedy Agreement..........................  Recitals
        Exercised Warrants..................................  2.04(b)
        Expenses............................................  6.08
        Expiration Time.....................................  9.02(a)

        Extension Policy....................................  6.14(a)(i)
        FDA.................................................  3.06(c)
        FDCA................................................  3.06(c)
        Federal Arbitration Act.............................  2.03(d)(ii)
        Fifth Contingent Payment............................  2.03(a)(v)
        First Contingent Payment............................  2.03(a)(i)
        Fourth Contingent Payment...........................  2.03(a)(iv)
        FS Designee.........................................  9.04
        FS Entities.........................................  6.09(a)
        FS Private..........................................  9.04
        FS Transaction Fee..................................  6.09(a)
        GAAP................................................  10.02(a)(xvi)
        Governmental Authority..............................  3.05(b)
        Hazardous Materials.................................  3.14
        Initial Merger Consideration........................  10.02(a)(xvii)
        Initial Public Disclosure...........................  6.07
        Intellectual Property...............................  10.02(a)(xviii)
        In-the-Money Warrants...............................  10.02(a)(xix)
        IRS.................................................  3.12(b)
        Key Management......................................  6.09(b)
        knowledge...........................................  10.02(xx)
        Law.................................................  3.05(d)
        Liabilities.........................................  3.09(a)
        Licensed Intellectual Property......................  10.02(a)(xxi)
        Licenses............................................  10.02(a)(xxii)
        Lien................................................  3.05(e)
        Litigation..........................................  3.11
        Loss................................................  9.02(a)
        Material Contracts..................................  3.13(a)
        May 1998 Securities Purchase Agreement..............  3.09(b)(ii)
        Merger..............................................  Recitals
        Merger Consideration................................  10.02(a)(xxiii)
        Merger Sub..........................................  Preamble
        Multiemployer Plan..................................  3.12(c)
        Multiple Employer Plan..............................  3.12(c)
        Net Sales...........................................  10.02(a)(xxiv)
        Net Sales Deductions................................  10.02(a)(xxv)
        Net Sales Statement.................................  2.03(b)
        Note Agreement......................................  Recitals
        Note Holder(s)......................................  Recitals
        Officer Resignations................................  6.14(a)(iv)
        Order...............................................  7.01(b)
        Other Holders.......................................  Recitals
        Out-of-the-Money Warrants...........................  2.04(b)
        Owned Intellectual Property.........................  10.02(a)(xxvi)
        Panel List..........................................  2.03(d)(iv)

        Parent..............................................  Preamble
        Parent Affiliated Parties...........................  9.02(a)
        Parent Disclosure Schedule..........................  Article IV
        Parent Material Adverse Effect......................  4.01
        Paying Agent........................................  2.02(a)
        Pediatric Products..................................  10.02(a)(xxvii)
        Per Share Denominator...............................  10.02(a)(xxviii)
        Per Share Excess Warrant Proceeds...................  10.02(a)(xxix)
        Per Share Merger Consideration......................  10.02(a)(xxx)
        Person..............................................  10.02(a)(xxxi)
        Premium Adjustment..................................  2.03(a)(vi)
        Premium Base Amount.................................  2.03(a)(i)
        Premium Year........................................  10.02(a)(xxxii)
        Principal Stockholders..............................  Recitals
        Proxy Statement.....................................  6.01
        Receiving Parties...................................  2.03(b)
        Registered Proprietary Name.........................  10.02(a)(xxxiii)
        Replacement Plans...................................  6.05
        Representatives.....................................  6.03(a)
        Retained Employees..................................  6.05
        Retention Agreements................................  6.09(b)
        Retention Payments..................................  6.09(b)
        SEC.................................................  3.07
        Second Contingent Payment...........................  2.03(a)(ii)
        Section 9.02 Liabilities............................  10.02(a)(xxxiv)
        Securities Act......................................  3.07
        Series G Warrant(s).................................  Recitals
        Series G Warrant Holder.............................  Recitals
        Series H Certificate................................  10.02(a)(xxxv)
        Series H Holder(s)..................................  Recitals
        Series H Merger Consideration.......................  10.02(a)(xxxvi)
        Series H Preferred Stock............................  Recitals
        Settlement Meeting..................................  2.03(d)(i)
        Software............................................  10.02(a)(xxxvii)
        SPD.................................................  3.12(b)
        subsidiary..........................................  10.02(a)(xxxviii)
        Superior Proposal...................................  6.04(a)
        Surviving Corporation...............................  1.01
        Tax Authority.......................................  10.02(a)(xxxix)
        Taxes...............................................  10.02(a)(xl)
        Tax Returns.........................................  10.02(a)(xli)
        Termination Agreement...............................  Recitals
        Termination Fee.....................................  8.02(b)
        Third Contingent Payment............................  2.03(a)(iii)
        Third Party Claims..................................  9.02(a)
        Transaction.........................................  Recitals

        Transaction Incentives..............................  6.09(c)
        Unregistered Proprietary Name.......................  10.02(a)(xlii)
        Voting Agreement....................................  Recitals
        Workers Comp Policy.................................  6.14(a)(ii)

         SECTION 10.03. SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         SECTION 10.04. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment in violation hereof shall be null and void.

         SECTION 10.05. NO THIRD PARTY BENEFICIARIES. Except for the Company Indemnified Parties, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof. Nothing contained in this
SECTION 10.05 shall be construed as affecting the rights of the Company Stockholders under SECTIONS 2.02, 2.03 or 9.01 or the rights of the Calculation Representative under SECTION 2.03 and Article IX.

         SECTION 10.06. INCORPORATION OF EXHIBITS. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         SECTION 10.07. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 10.08. GOVERNING LAW; FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Each of the parties hereto submits to the exclusive jurisdiction of the state and federal courts of the United States located in the State of Delaware with respect to any claim or cause of action arising out of this Agreement or the Transactions.

         SECTION 10.09. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.11. ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

         SECTION 10.12. ATTORNEY'S FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         SECTION 10.13. AMENDMENTS AND SUPPLEMENTS. At any time before or after approval of the matters presented in connection with the Merger by the Company Stockholders and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the Company Stockholders there shall be no amendment or change to the provisions hereof that
(i) alters or changes the amount and kind of the Merger Consideration; (ii) alters or changes any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (iii) alters or changes any term or condition hereof if it would adversely affect the Company Stockholders.




                            [Signature Page Follows]

         IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has executed or has caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first written above.

                            Medicis Pharmaceutical Corporation, a Delaware corporation

                            By: /s/ Mark A. Prygocki, Sr.
                               -------------------------------------------------
                            Name: Mark A. Prygocki, Sr.
                            Title: Executive Vice-President &
                                   Chief Financial Officer


                            MPC Merger Corp., a Delaware corporation

                            By: /s/ Mark A. Prygocki, Sr.
                               -------------------------------------------------
                            Name: Mark A. Prygocki, Sr.
                            Title: Secretary & Treasurer



                            Ascent Pediatrics, Inc., a Delaware corporation


                            By: /s/ Emmett Clemente
                               -------------------------------------------------
                            Name: Emmett Clemente
                            Title: President





                        MERGER AGREEMENT SIGNATURE PAGE

                          EXHIBIT A TO MERGER AGREEMENT
                   EXAMPLE OF CONTINGENT PAYMENT CALCULATIONS*

PREMIUM YEAR 1
--------------
    -    Net Sales of Pediatric Products = $30,000,000
         -    amount in excess of $25,000,000 = $5,000,000
    -    plus Divestiture Amount = $2,000,000
    -    less setoff pursuant to Section 9.02(c) of $1,000,000
    -    therefore Premium Base Amount = $6,000,000
    Multiply Premium Base Amount by 1.050 = $6,300,000
         - LESS Contingent Payment Adjustments of $500,000 Amount Due to Company Stockholders = $5,800,000

PREMIUM YEAR 2
--------------
    -    Net Sales of Pediatric Products = $42,000,000
         -    amount in excess of $25,000,000 = $17,000,000
         -    cap on Contingent Payment therefore amount in excess = $10,000,000
    -    therefore Premium Base Amount = $10,000,000
    Multiply Premium Base Amount by 1.10 = $11,000,000
         -    LESS Contingent Payment Adjustments of $600,000
              Amount Due to Company Stockholders = $10,400,000

PREMIUM YEAR 3
--------------
    -   Net Sales of Pediatric Products = $37,000,000
        -   amount in excess of $25,000,000 = $12,000,000
        -   cap on Contingent Payment therefore amount in excess = $10,000,000
    -   therefore Premium Base Amount = $10,000,000
    Multiply Premium Base Amount by 1.15 = $11,500,000
        -   LESS Contingent Payment Adjustments of $200,000
            Amount Due to Company Stockholders = $11,300,000

PREMIUM YEAR 4
--------------
    -   Net Sales of Pediatric Products = $27,000,000
        -   amount in excess of $25,000,000 = $2,000,000
    -   therefore Premium Base Amount = $ 2,000,000
    Multiply Premium Base Amount by 1.2 = $2,400,000
        -   LESS Contingent Payment Adjustments of $40,000
            Amount Due to Company Stockholders = $2,360,000

PREMIUM YEAR 5
--------------
    -   Net Sales of Pediatric Products = $21,000,000
        -   amount in excess of $25,000,000 = $ 0
        -   plus Divestiture Amount = $2,000,000
        -   therefore Premium Base Amount = $2,000,000
    Multiply Premium Base Amount by 1.25 = $2,500,000
        -   LESS Contingent Payment Adjustments of $0
            Amount Due to Company Stockholders = $ 2,500,000

PREMIUM ADJUSTMENT
------------------

Sum of Net Sales and Divestiture Amounts for Premium Years 1 through 5:
           Premium Year 1                       $ 32,000,000
           Premium Year 2                         42,000,000
           Premium Year 3                         37,000,000
           Premium Year 4                         27,000,000
           Premium Year 5                         23,000,000
                                                 -----------
                AGGREGATE NET SALES &
                  DIVESTITURE AMOUNTS           $161,000,000
     Less set off pursuant to 9.02(c)              1,000,000
                                  NET           $160,000,000
Sum of Premium Base Amount:
                       Premium Year 1           $  6,000,000
                       Premium Year 2             10,000,000
                       Premium Year 3             10,000,000
                       Premium Year 4              2,000,000
                       Premium Year 5              2,000,000
                                               -------------
        AGGREGATE PREMIUM BASE AMOUNT           $ 30,000,000
                                 Plus           $125,000,000
        Amount in Excess of Threshold           $155,000,000

Aggregate Net Sale and Divestiture Amounts of $161,000,000, less $1,000,000 in offsets results in $160,000000. $125,000,000 plus the aggregate Premium Base Amount of $30,000,000 earned during Premium Years 1 through 5, results in a Premium Adjustment of $5,000,000 being payable.